Exhibit 10.1

CREDIT AND SECURITY AGREEMENT by and among GAIA, INC., as Borrower, The Subsidiary Guarantors from time to time party hereto, and KEYBANK NATIONAL ASSOCIATION, as Lender
August 25, 2022

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Table of Exhibits

Exhibit A Revolving Note (Attached)

Exhibit B Compliance Certificate (Omitted)

Exhibit C Advance Request (Omitted)

_________________________________________________________

Table of Schedules (Omitted)

Schedule 5.1 Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2 Capitalization and Organizational Chart

Schedule 5.3 Consents

Schedule 5.5 Subsidiaries

Schedule 5.6 Financial Statement Disclosure

Schedule 5.7 Litigation

Schedule 5.12 Plans

Schedule 5.14 Environmental Matters

Schedule 5.19 Deposit Accounts

Schedule 5.20 Intellectual Property Rights

Schedule 6.2 Permitted Liens

Schedule 6.3 Permitted Indebtedness

Schedule 6.4 Guaranties

Schedule 6.5 Permitted Investments

Schedule 6.23 Transactions with Affiliates

Schedule 8.3 Notice Addresses

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT is entered into as of August 25, 2022 by and among GAIA, INC., a Colorado corporation (the “Borrower”), GAIA INTERNATIONAL, INC., a Colorado corporation (“Gaia International”), GAIA STUDIOS, INC., a Colorado corporation (“Gaia Studios”), SAGES HOLDING, INC., a Pennsylvania corporation (“Sages”), YOGA INTERNATIONAL, LLC, a Pennsylvania limited liability company (“Yoga International”), TELOMERON, LLC, a Colorado limited liability company (“Telomeron LLC” and together with Gaia International, Gaia Studios, Sages and Yoga International, the “Subsidiary Guarantors”), and KEYBANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).

RECITALS

WHEREAS, the Borrower desires that the Lender extend a revolving loan to the Borrower to provide working capital for general corporate purposes of the Borrower;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Lender a first priority perfected Lien upon substantially all of its assets; and

WHEREAS, each Guarantor is willing to guaranty all of the Obligations of the Borrower to Lender under the Loan Documents and to grant to Lender a first priority perfected Lien upon substantially all of its assets as security for such guaranty.

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section 1.1:

“Accounts” shall have the meaning given it under the UCC.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of any Loan Party, or (c) a merger or consolidation or any other combination with another Person, and shall in any event include any Permitted Acquisitions.

“Acquisition Documents” means the acquisition agreement and all other material agreements, documents and instruments executed and delivered by any Loan Party or the applicable Target pursuant to any Permitted Acquisition.

“Acquisition Summary Package” means the following business and financial information delivered to Lender, in connection with an Acquisition in form and substance reasonably satisfactory to Lender with respect to such Acquisition: (a) a copy of the signed letter of intent, term sheet or similar document, (b) the sources and uses of funds with respect to such Acquisition, (c) current drafts of the respective material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, the Acquisition Documents and any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (d) the certificates referred to in clause (viii) of the definition of “Permitted Acquisition”, (e) copies of documents or the analysis used by Borrower to determine the Target EBITDA used in the valuation of such Acquisition and any relevant key performance indicator metrics, and (f) historical balance sheets and income statements of the business representing the Target of such Acquisition (with adjustments as reasonably determined by Borrower and Lender through their respective due diligence processes) for (i) the most recently ended period for which Lender have received a Compliance Certificate and the financial statements required to be delivered pursuant to Section 6.1, and (ii) any months ending thereafter for which such financial statements are available.

“Advance Request” is defined in Section 2.2(b).

“Advances” is defined in Section 2.1.

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person controlled by, controlling or under common control with such original Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Revolving Loan Margin” means: (A) 1.00% per annum for Advances that are Base Rate Loans; and (B) 2.00% per annum for Advances that are SOFR Loans.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an interest period pursuant to this Agreement or any frequency of making payments of interest calculated with reference to such Benchmark as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is removed from the definition of “Interest Period” (or any similar or analogous definition) pursuant to Section 8.7.

“Bank Product Agreements” means those agreements pursuant to which Lender or its Affiliates provide any Bank Products to any Loan Party.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by the Loan Parties to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all amounts that a Loan Party is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Loan Party by Lender or its Affiliates in connection with (a) deposit accounts, (b) cash management services, including controlled disbursement, lockbox, electronic funds transfers (including book transfers, fedwire transfers and ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates and (c) debit cards and credit cards.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the rate of interest in effect for such day as established from time to time by KeyBank National Association as its “prime rate”, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, (iii) SOFR in effect on such day (taking into account any SOFR floor set forth in the definition of “Daily Simple SOFR”) and (iv) 3.00%. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate or, SOFR, as applicable, shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Rate or, SOFR, respectively.

“Base Rate Loan” means any Advance bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benchmark” means, initially, with respect to any SOFR Loan, Daily Simple SOFR; provided that if a Benchmark Transition Event (as defined in Section 8.7(e)(v)), and its related Benchmark Replacement Date (as defined in Section 8.7(e)(iv)) have occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement, to the extent that such Benchmark Replacement has become effective, pursuant to Section 8.7.

“Bio Well” means Bio Well, LLC a Colorado limited liability company.

“Borrower” is defined in the introductory paragraph.

“Boulder Road” means Boulder Road LLC, a Colorado limited liability company.

“Boulder Road Guaranty” means the Unconditional Guaranty of Payment, dated as of December 28, 2020, by and between Borrower, as the guarantor thereunder, and Great Western Bank.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Colorado are authorized or required by law to close; provided that, when used in connection with a determination involving SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital Expenditures” means the net fixed assets at the end of any measurement period less the net fixed assets at the beginning of such period plus depreciation expenses for such measurement period.

“Capital Lease” means, as to any Person, any leasing or similar arrangement which, in accordance with GAAP, is or should be classified as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, as to any Person, all monetary obligations of such Person under any Capital Leases.

“CFC” means (i) a controlled foreign corporation within the meaning of Section 957 of the IRC in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC; and (ii) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one or more entities described in clause (i) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Entity or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Entity; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the Loan Parties’ assets to any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than a Permitted Holder, (b) the liquidation or dissolution of the Borrower or the adoption of a plan by the stockholders of the Borrower relating to the dissolution or liquidation of the Borrower, (c) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or (d) the Borrower shall cease to Own all of the issued and outstanding Equity Interests of any of its Subsidiary Guarantors.

“Closing Date” means August 25, 2022.

“Collateral” means, with respect to each Loan Party, all of such Loan Party’s Accounts, chattel paper, electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account; together with (a) all substitutions and replacements for and products of any of the foregoing; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any goods; (e) all collateral subject to the Lien of any Security Document; (f) any money, or other assets of such Loan Party that now or hereafter come into the possession, custody or control of the Lender; (g) proceeds of any and all of the foregoing; (h) books and records of such Loan Party, including all mail or electronic mail addressed to such Loan Party; and (i) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which such Loan Party now has or hereafter acquires any rights; provided that Collateral shall not include Excluded Property.

“Collateral Account” means any deposit account of any Loan Party held at Lender or at a financial institution in the United States in which Lender has perfected its Security Interest in such deposit account with an appropriate Control Agreement in favor of Lender, in each case, as more particularly described on Schedule 5.19 as the same may be updated from time to time.

“Commitment” means the Lender’s commitment hereunder to make Advances and to issue Letters of Credit (subject to the Letter of Credit Commitment) up to the Maximum Line Amount.

“Compliance Certificate” shall have the meaning given such term in Section 6.1(b).

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter, beginning with the Fiscal Quarter ending on September 30, 2022.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person: (a) with respect to any indebtedness, lease or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (d) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the debt, obligation or other liability so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Control Agreement” means a control agreement in a form reasonably acceptable to Lender entered into among the depository institution at which any Loan Party maintains a deposit account, or the securities intermediary or commodity intermediary at which such Loan Party maintains a securities account or a commodity account, such Loan Party and Lender pursuant to which Lender obtains control (within the meaning of the UCC) over such deposit account, securities account, or commodity account.

“Daily Simple SOFR” means, for any day (a “SOFR Interest Day”), an interest rate per annum equal to the greater of (a) SOFR for the day that is five (5) Business Days prior to (i) if such SOFR Interest Day is a Business Day, such SOFR Interest Day, or (ii) if such SOFR Interest Day is not a Business Day, the Business Day immediately preceding such SOFR Interest Day, in each case, rounded upwards to the nearest 1/16th, and (b) the Floor. Any change in Daily Simple SOFR due to change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day an Event of Default occurs and ending on the date reasonably identified by the Lender in writing as the date that such Event of Default has been cured or waived.

“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date if any Advance is not repaid on the Termination Date applicable to such Advance, which interest rate shall be equal to two percent (2.0%) over the otherwise-applicable rate set forth in Section 2.3.

“Director” means a director if a Person is a corporation, a manager if a Person is a manager-managed limited liability company, a member if a Person is a member-managed limited liability company, or a general partner if a Person is a partnership.

“EBITDA” means, for any Computation Period, the consolidated Net Income (without giving effect to extraordinary gains or extraordinary losses) of the Borrower and its Subsidiaries (to the extent such Subsidiary (a) is a Subsidiary Guarantor or (b) in the case of any Excluded Subsidiary, solely to the extent such Excluded Subsidiary makes distributions in cash to Borrower) plus the aggregate amounts deducted in determining such Net Income in respect of interest expenses, taxes, depreciation and amortization (including any amortization or write-offs of intangible assets and impairment charges against goodwill, but excluding amortization expense attributable to any prepaid operating activity item that was paid in cash in a prior period); plus

(a) without duplication, to the extent deducted in the calculation of Net Income for such period:

(i) any and all fees and expenses incurred in connection with the negotiation, execution and delivery of the Loan Documents up to $75,000 and incurred within sixty (60) days of the Closing Date; plus

(ii) non-cash, stock-based compensation expenses as reported in accordance with GAAP; plus

(iii) customary, reasonable and documented fees, costs and expenses paid in cash during such period in connection with (x) any Permitted Acquisition and (y) penalties, assessments and restructuring charges, in each case, in an amount not to exceed $500,000 in any Fiscal Year; plus

(iv) “run rate” cost savings attributable to discontinued operations, in an amount not to exceed $500,000 in any Fiscal Year and satisfactory to the Lender; plus

(v) any extraordinary, unusual or non-recurring cash charges, expenses or losses and any extraordinary, unusual or non-recurring non-cash charges, expenses or losses (except to the extent that such non-cash charges, expenses or losses are reserved for cash charges, expenses or losses to be taken in the future), paid or accrued for such period, in each case, as described in reasonable detail and satisfactory to the Lender, including, for the avoidance of doubt, in connection with matters disclosed on Schedule 5.7; minus

(b) (i) non-cash gains and (ii) gains from any sale of fixed assets or other asset sales not in the ordinary course of business.

“EDGAR” shall have the meaning given such term in Section 6.1(q)(ii).

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or Subsidiary of a Loan Party directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) any exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall have the meaning given it under the UCC.

“Equity Interests” means the membership interests, partnership interests, capital stock of any type or class or any other equity interests of any type or class of any Person and options, warrants and other rights to acquire, or exercisable or convertible into, membership interests, partnership interests, capital stock or other equity interests of any type or class or any other equity interest of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes any Loan Party and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 7.1.

“Excluded Deposit Accounts” means any deposit accounts (a) used exclusively for payroll and payroll taxes and other employee benefit payments to or for the benefit of Loan Parties and their Subsidiaries’ employees, (b) used exclusively as withholding, fiduciary, tax and escrow accounts, (c) maintained in the Ordinary Course of Business with a balance not to exceed $500,000 in the aggregate for all such accounts under this clause (c), or (d) that are controlled disbursement accounts (to the extent that such accounts are zero balance accounts and so long as (i) such accounts are linked to a deposit account of a Loan Party that is subject to a Control Agreement and (ii) no cash or cash equivalent is maintained on deposit in such accounts other than amounts that are drawn from such linked deposit account and promptly disbursed from such zero-balance account).

“Excluded Equity Issuance” means (a) any issuance of Equity Interests to management, directors or employees of a Loan Party, in such capacity, or (b) Equity Interests constituting acquisition consideration paid pursuant to a Permitted Acquisition.

“Excluded Foreign Subsidiary” means any Subsidiary of Borrower that is (i) a CFC, (ii) an Excluded Holding Company, or (iii) a direct or indirect Subsidiary of one or more Subsidiaries described in clause (i) or (ii) above.

“Excluded Holding Company” means any direct or indirect Subsidiary (i) that owns no assets (other than de minimis assets) other than (a) Equity Interests (including for this purpose any Indebtedness or other instrument treated as equity for United States federal income tax purposes) and/or Indebtedness interests in one or more CFCs or one or more other Excluded Holding Companies and (b) cash, cash equivalents and incidental assets related thereto held on a temporary basis, or (ii) that is treated as a disregarded entity for United States federal income tax purposes and owns one or more CFCs or Excluded Holding Companies.

“Excluded Property” means (i) any rights under or to any lease, license, instrument, investment property, contract or agreement of any Loan Party to the extent that the granting of a security interest therein would, under the express terms of such lease, license, instrument, investment property, contract or agreement, (A) be prohibited, restricted or require the consent of any Person other than such Loan Party and its Affiliates (which consent has not been obtained), (B) result in a breach of the terms of, constitute a default under or result in a termination of any such lease, license, instrument, investment property (or related agreements governing such investment property), contract or agreement governing such right, or (C) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon (but only to the extent any such terms under clauses (A), (B) or (C) are not rendered ineffective under the UCC or other applicable law), (ii) any lease, license or any contractual obligation entered into by any Loan Party subject to a purchase money security interest or similar arrangement, but only to the extent that, in each case, (A) a grant of a security interest therein would, under the express terms thereof, violate or invalidate such lease, license or contractual arrangement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party), (B) such terms have not been waived, and (C) and for as long as, such prohibition or requirement for consent is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law, (iii) any assets of any Loan Party financed by purchase money Indebtedness or Capital Leases permitted pursuant to this Agreement, but only to the extent that the documentation governing such Indebtedness (or any Permitted Lien securing such Indebtedness) prohibits a security interest or Lien thereon or requires the consent of any Person, (iv) any United States federal “intent to use” trademark application prior to the filing and acceptance of evidence of the use of such trademark in interstate commerce to the extent, if any, and during the period such grant of a security interest would impair the validity or enforceability of such “intent to use” trademark application under applicable federal law, (v) Excluded Deposit Accounts, (vi) intellectual property that constitutes commercially available software, and (vii) Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any Excluded Foreign Subsidiary in excess of 65% of the aggregate Equity Interests entitled to vote of such Excluded Foreign Subsidiary, but only to the extent a pledge of such additional Equity Interests would result in material adverse tax consequences to any Loan Party; provided that “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of Excluded Property (unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Property) and immediately upon such property ceasing to be Excluded Property for any reason, such property shall be deemed at and all times thereafter to constitute Collateral.

“Excluded Subsidiary” means, collectively, any Subsidiary of Borrower designated by Borrower as an Excluded Subsidiary, and includes (i) Excluded Foreign Subsidiaries, (ii) Boulder Road and Bio Well, (iii) Subsidiaries whose provision of a guarantee of the Obligations would result in a material adverse tax consequence to any Loan Party or any of its Subsidiaries as determined in good faith by the Borrower in consultation with the Lender, (iv) joint ventures of which the Loan Parties own fifty percent (50%) or less of the Equity Interests thereof, (v) Subsidiaries for which guarantees of the Obligations are (a) prohibited by applicable law or require governmental consent, approval, license or authorization, and such consent, approval, license or authorization has not been obtained, or (b) contractually prohibited on the Closing Date or, following the Closing Date, the date on which Subsidiary was acquired, so long as such prohibition is not created in contemplation of such acquisition, (vi) Subsidiaries where the burden or cost of obtaining a guarantee outweighs the benefit to the Lender, as determined by the Lender in its commercially reasonable judgment, (vii) Subsidiaries which the Loan Parties own less than one hundred percent (100%) of the Equity Interests thereof and (viii) such other Subsidiaries as are mutually agreed between the Lender and the Borrower; provided that, any Subsidiary of Borrower that satisfies any of the requirements above or is otherwise designated by Borrower as an Excluded Subsidiary shall not at any time account for, individually, 5% or more, or in the aggregate with all other Excluded Subsidiaries, 10% or more, of revenue attributable to the Borrower and its Subsidiaries measured as most recently ended period for which Lender has received a Compliance Certificate and the financial statements required to be delivered pursuant to Section 6.1. If at any time a Subsidiary fails to satisfy any of the requirements set forth in the immediately preceding sentence, then within thirty (30) days after Borrower delivers (or is required to deliver) its Compliance Certificate pursuant to Section 6.1 for the period in which an Excluded Subsidiary no longer satisfied the above conditions for designation as an Excluded Subsidiary (or such later date as agreed by the Lender in its commercially reasonable judgement), Borrower shall and shall cause such Subsidiary to comply with Section 6.24.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to Lender: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America or by the jurisdiction under the laws of which Lender is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, (c) any U.S. Federal withholding Taxes attributable to Lender’s failure to comply with Section 2.9(a), except to the extent that Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.9, (d) Other Connection Taxes and (e) any Taxes imposed by reason of Lender’s failure to comply with FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any applicable intergovernmental agreements with respect to the implementation of such sections of the IRC.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Lender on such day on such transactions as determined by Lender.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year ending on March 31, June 30, September 30 or December 31 of each Fiscal Year and comprised of three (3) months.

“Fiscal Year” means the Fiscal Year of each Loan Party ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means with respect to the Borrower and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis for any Computation Period, the ratio of (a) (i) EBITDA minus (ii) Unfinanced Capital Expenditures (other than Permitted Unfinanced Capital Expenditures in an amount not to exceed EBITDA of Borrower and its Subsidiaries for such Computation Period) minus (iii) any dividends or distributions paid to any holder of Equity Interests of any Loan Party and its Subsidiaries minus (iv) any repurchase or redemption of Equity Interests in any Loan Party minus (v) any Taxes paid or required to be paid in connection therewith to (b) Fixed Charges during such Computation Period.

“Fixed Charges” means for any Computation Period the sum without duplication of (a) scheduled payments of principal on long-term debt, (b) scheduled payments of principal on Capital Leases, and (c) Interest Expense to the extent paid or required to be paid in cash, in each case, for such Computation Period.

“Floor” means a rate of interest equal to 0.00% per annum.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“General Intangibles” shall have the meaning given it under the UCC.

“Governmental Entity” means any foreign or domestic, federal, state, provincial, or local government, or quasi-governmental agency, any political subdivision thereof or any court, tribunal, arbitrator, authority, administrative or regulatory agency, board, bureau, department, instrumentality, body or commission or other governmental authority or agency.

“Guarantor” means any Person now or in the future who agrees to guaranty the Obligations. As of the Closing Date the Guarantors are each Subsidiary Guarantor identified on the signature pages to this Agreement.

“Guaranty” means the guaranty provided for in Section 3.7.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or which may give rise to any liability under any Environmental Law.

“Hedging Contracts” shall mean any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the Ordinary Course of Business and not for speculative purposes.

“Hedging Obligations” shall mean all liabilities of a Loan Party in favor of the Lender or its Affiliates under Hedging Contracts.

“Indebtedness” means, without duplication, all of the following as to such Person: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (excluding trade payables incurred in the Ordinary Course of Business and accrued expenses paid or payable on customary terms in the Ordinary

Course of Business); (c) all reimbursement or payment obligations (whether or not contingent) with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or the Person providing financing under such agreement in the event of default are limited to repossession or sale of such Property, in which case, the amount of such Indebtedness shall be deemed to be the fair market value of such Property); (f) all Capital Lease Obligations; (g) all Equity Interests of such Person subject to repurchase or redemption (other than at the sole option of such Person) prior to the date which is six (6) months after the Maturity Date; (h) all “earnouts” and similar payment obligations under merger, acquisition, purchase or similar or related agreements; (i) all Indebtedness and obligations referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness or obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or obligations; (j) Hedging Obligations, and (k) all Contingent Obligations described in clause (a) of the definition thereof in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The amount of any “earnout” or similar payment obligations for purposes of this Agreement shall be the amount of such “earnout” or similar payment obligation required to be disclosed as a liability on the balance sheet of such Person in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not included in (a), Other Taxes.

“Indemnitees” is defined in Section 8.5(b).

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, applications for patents, service marks, applications to register service marks, trade dress, trade secrets, trademarks, applications to register trademarks, trade names, trade dress or mask works.

“Interest Expense” means, for any period, interest expense for such period to the extent paid in cash (including all imputed interest on Capital Leases).

“Interest Payment Date” means (a) the first day of each calendar month; provided that, if any date on which interest is to be paid is not a Business Day, such interest shall be paid on the next succeeding Business Day to occur after such date and (b) the Maturity Date.

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Landlord Agreement” means a Landlord Agreement in form and substance reasonably acceptable to Lender.

“Lease Guaranty” means Borrower’s guarantee of Gaia International’s obligations under the Lease Agreement, dated April 1, 2019, between Gaia International and Boulder Road.

“Lender” is defined in the introductory paragraph. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, the Loan Documents, the term “Lender” shall include Affiliates of a Lender providing Bank Products.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Lender for the account of any Loan Party under this Agreement, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty-four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one (1)-year periods), or (b) five (5) days prior to the Maturity Date.

“Letter of Credit Commitment” means the commitment of the Lender to issue Letters of Credit in an aggregate face amount of up to $1,000,000.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by the Borrower or converted to an Advance pursuant to Section 2.1(b)(iii).

“Letter of Credit Fees” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the face amount of such Letter of Credit, multiplied by (b) the Applicable Revolving Loan Margin applicable to SOFR Loans, divided by (c) three hundred sixty (360).

“Leverage Ratio” means, with respect to any Computation Period, the ratio of (a), as of the last day of such Computation Period, Total Funded Debt to (b) EBITDA during such Computation Period.

“Licensed Intellectual Property” is defined in Section 5.20(b).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Revolving Note, each Letter of Credit, the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender in connection with this Agreement.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of Loan Parties taken as a whole, (b) a material impairment of the ability of Loan Parties taken as a whole to perform in any material respect any of their respective obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Documents or (ii) the validity or priority of any Liens granted to the Lender on any material Collateral.

“Maturity Date” means August 25, 2025.

“Maximum Line Amount” means $10,000,000.

“Maximum Rate” is defined in Section 2.3(g).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means, for any period in question, the net income of the Borrower and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP; provided that the following shall be excluded from Net Income (to the extent otherwise included therein), without duplication: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, owing by any Loan Party to the Lender or its Affiliates under the Loan Documents (including the Advances and pursuant to any Letter of Credit), any Bank Product Obligations or any Hedging Obligations, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in any case arising under the Loan Documents, any Bank Product Obligations or any Hedging Obligations. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding), fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) and any other sum chargeable by Lender or its Affiliates to any Loan Party under the Loan Documents, any Bank Product Obligations or any Hedging Obligations.

“OFAC” is defined in Section 6.8(c).

“Officer” means with respect to any Loan Party, an officer or a manager.

“Off-the-shelf Software” is defined in Section 5.20(b).

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party or Subsidiary, the ordinary course of such Person’s business, as conducted by any such Person substantially in accordance with past practice (and reasonable developments to such conduct of business from and after the Closing Date) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Documents.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Taxes (other than a connection arising solely from Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise of property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Own” means, as to any Person and any Equity Interest, for such Person to own and control such Equity Interest directly and beneficially, free and clear of all Liens (other than Permitted Liens).

“Owned Intellectual Property” is defined in Section 5.20(a).

“Owner” means with respect to any Loan Party, each Person having legal or beneficial title to an ownership interest in such Loan Party.

“Pass-Through Tax Liabilities” means the amount of federal, state and local income Taxes imposed on the Owners of the Borrower (or in the case of an Owner that is a pass-through entity for income tax purposes, any of the owners of such entity) in respect of a taxable year in which the Borrower is classified for federal income tax purposes as a “partnership” (or other pass through entity for income tax purposes), based on the aggregate amount of the net income of the Borrower for such taxable year allocated to the Owners for federal income tax purposes multiplied by the highest combined marginal federal, state and local tax rates in effect for such taxable year of any of such Owners (or in the case of an Owner that is a pass-through entity for income tax purposes, any of the owners of such Owner). In determining Pass-Through Tax Liability, it shall be assumed that the taxable income or loss allocated to an Owner shall be the Owner’s only source of taxable income or loss.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement hereafter executed by the Loan Parties in favor of the Lender.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Acquisition” means (a) any acquisition consented to in writing by the Lender and (b) any other acquisition by any Loan Party of substantially all of the assets of a Target, all or substantially all of any business or division of a Target, or of 100% of the Equity Interests of a Target organized under the laws of any state of the United States or any political subdivision thereof, in each case, to the extent that each of the following conditions precedent shall have been satisfied prior to or concurrently with the consummation of such acquisition:

(i) such acquisition shall not be a hostile or contested acquisition and shall have been approved by the board of directors (or other similar body) and, if applicable, the requisite stockholders or other equityholders of the Target;

(ii) the acquired business is solely in the same or substantially similar line of business as the Loan Parties and has its primary operations in the United States;

(iii) (y) not less than ten (10) Business Days (or such shorter period as Lender may have consented to) before the closing of any such Acquisition where the Total Acquisition Consideration is equal to or greater than $5,000,000, the Borrower has provided an Acquisition Summary Package to Lender and (z) not less than ten (10) Business Days (or such shorter period as Lender may have consented to) before the closing of any such Acquisition where the Total Acquisition Consideration is less than $5,000,000, the Borrower has provided each of the following items to Lender;

(A) a copy of the signed letter of intent, term sheet or similar document (if existing);

(B) current drafts of the respective Acquisition Documents to which such Acquisition is to be consummated, including any schedules to such agreements; and

(C) for any Acquisition involving the purchase of 100% of the Equity Interests of a Target, copies of the Constituent Documents of the Target;

(iv) [Reserved.];

(v) both immediately before and immediately after giving effect to such acquisition and any Indebtedness incurred in connection therewith, each of the representations and warranties in each Loan Document is true and correct in all material respects (except to the extent such representations and warranties (x) are subject to a Material Adverse Effect or other materiality qualifier, in which case they shall be true and correct in all respects or (y) expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

(vi) no Default or Event of Default shall exist immediately before or would arise immediately after giving effect to such acquisition;

(vii) all Liens (other than Permitted Liens) on the property and assets acquired in such acquisition shall be terminated and the Lender shall have a first priority perfected security interest (subject to Section 3.1) and Lien (subject to Permitted Liens) on all of the

Collateral acquired in such Acquisition pursuant to agreements, documents and instruments in form and substance reasonably satisfactory to the Lender;

(viii) not less than five (5) Business Days (or such shorter period as Lender may have consented to) prior to such Acquisition, the Borrower shall certify to Lender (and provide Lender with a Compliance Certificate and a pro forma calculation in form and substance reasonably satisfactory to Lender) that, immediately after giving effect to such Acquisition, compliance with the financial covenants set forth in Section 6.26 hereof; provided, however, for purposes of determining such pro forma compliance with Section 6.26(b) (Leverage Ratio), the applicable covenant compliance ratio level shall be 0.25 less than the ratio level for the applicable measurement date otherwise indicted in Section 6.26(b);

(ix) the consideration paid in respect of such Acquisition shall be funded with the proceeds of an Excluded Equity Issuance or Indebtedness permitted pursuant to Section 6.3 hereof (other than the Obligations);

(x) the Total Acquisition Consideration paid or payable with respect to all Acquisitions consummated after the Closing Date during the term of this Agreement shall not exceed $5,000,000 in the aggregate per Fiscal Year; provided that the calculation of Total Acquisition Consideration under this clause (x) shall not include any real property acquired pursuant to such Acquisitions;

(xi) Target EBITDA for the most recent twelve (12) consecutive month period ending prior to the date of such Acquisition for which financial statements are available is not more than $500,000 negative;

(xii) both immediately before and immediately after giving effect to such acquisition, the Loan Parties shall have liquidity of not less than $7,000,000 (calculated as the sum of the Loan Parties’ Qualified Cash and unused borrowing availability under this Agreement); and

(xiii) the Loan Parties (including, in the case of the acquisition of the equity interests of a Target, such Target) shall have executed and delivered the agreements, instruments and other documents, if any, required by Section 6.24.

“Permitted Holders” means (a) any existing Owner of the Equity Interests in Borrower on the Closing Date, (b) any Affiliates thereof, (c) any ancestors, spouse, parent, sibling, child, grandchild or other descendent thereof (whether natural or adopted), legal representative or executor, any trustee or trustees, including successor and additional trustees, of trusts principally for the benefit of any one or more of such individuals, and (d) any entity or entities (including family partnerships and limited liability companies) all of the beneficial owners of which are such trusts and/or such individuals and any private foundation controlled by the individual or his or her family.

“Permitted Lien” and “Permitted Liens” are defined in Section 6.2(a).

“Permitted Refinancing” is defined in Section 6.3(b).

“Permitted Unfinanced Capital Expenditures” means, as to any Loan Party, without duplication, a Capital Expenditure funded from such Loan Parties’ internally generated cash flow to the extent such Capital Expenditure relates to the purchase, upgrade or maintenance of software and/or media content.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint‑stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Loan Party or any ERISA Affiliate.

“Premises” means all locations where any Loan Party conducts its business or has any rights of possession.

“Property” means any property or interest of any type in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and cash equivalents of the Loan Parties that is in a deposit account with Lender or with a financial institution in the United States that is subject to a Control Agreement.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Daily Simple SOFR, then four (4) SOFR Interest Days prior to (i) if the date of such setting is a SOFR Interest Day, such date or (ii) if the date of such setting is not a SOFR Interest Day, the SOFR Interest Day immediately preceding such date and (b) if such Benchmark is not Daily Simple SOFR, then the time determined by the Lender in accordance with the Benchmark Replacement Conforming Changes.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Credit Commitment” means the obligation hereunder of the Lender to make Advances and to issue Letters of Credit (subject to the Letter of Credit Commitment) up to the Maximum Line Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Advances then outstanding plus (b) the Letter of Credit Exposure.

“Revolving Note” means the Revolving Note, payable to the order of the Lender in substantially the form of Exhibit A attached hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC.

“SEC” means the Securities and Exchange Commission of the United States.

“Security Documents” means this Agreement, each Patent and Trademark Security Agreement, and any other document delivered to the Lender from time to time to secure the Obligations.

“Security Interest” is defined in Section 3.1.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Index Adjustment” means 0.10% per annum.

“SOFR Interest Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Loan” means an Advance that bears interest at a rate based on Daily Simple SOFR.

“SOFR Unavailability Period” means, the period (if any) (a) beginning at the time that either (i) the SOFR Administrator permanently or indefinitely has ceased to provide SOFR or (ii) the SOFR Administrator has announced that SOFR is no longer representative and (b) ending at the time that either (i) the SOFR Administrator has resumed providing SOFR or (ii) the SOFR Administrator has announced that SOFR is representative, as applicable.

“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, are at the time directly or indirectly owned by a Loan Party.

“Subsidiary Guarantor” means each of the Subsidiaries of Borrower (other than any Excluded Subsidiary) identified under the caption “Subsidiary Guarantor” on the signature pages hereto (if any) and each Subsidiary of Borrower that becomes or is required to become a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.24.

“Target” means any other Person or the assets of any other Person acquired or proposed to be acquired in an Acquisition.

“Target EBITDA” means, for any period with respect to any Target, (a) net income (or loss) for such period, plus (b) to the extent deducted in determining such net income (or loss), interest expense (including all imputed interest expense on Capital Leases), income tax expense, depreciation and amortization, all as determined for such Target in accordance with GAAP, plus (c) pro forma adjustments for expenses that will not continue following the closing date of the Acquisition of such Target (including excess shareholder compensation and other pro-forma adjustments), plus (d) such other appropriate add-backs as approved by Lender in its reasonable discretion.

“Tax Distributions” means distributions declared and paid by any Loan Party to its Owners, or which could have been declared and paid by such Loan Party, for a taxable year in an amount not to exceed the Pass-Through Tax Liabilities.

“Taxes” or “Tax” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means, with respect to any Advance, the earliest to occur of (a) the Maturity Date, (b) the date the Borrower terminates the Revolving Credit Commitment and cash collateralizes any undrawn outstanding Letters of Credit, or (c) the date the Lender demands payment of the Obligations in full and terminates the Commitment, during the continuance of an Event of Default, pursuant to Section 7.2.

“Total Acquisition Consideration” means the total cash and other consideration paid or payable with respect to any Acquisition, including (a) Indebtedness and liabilities incurred or assumed, and in each case reflected on a consolidated balance sheet of the Loan Parties after giving effect to such Acquisition (other than the Obligations and accounts payable and accrued expenses incurred in the Ordinary Course of Business and not past due), (b) any non-contingent deferred purchase price and (c) any earnouts and other agreements to make any payment the amount of which, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business, but excluding any amounts payable pursuant to customary working capital adjustment or indemnification provision.

“Total Funded Debt” means, with respect to the Borrower and its Subsidiaries (other than Excluded Subsidiaries) as of any date of determination, the sum without duplication of all Indebtedness, obligations or liabilities for or in respect of (a) borrowed money, regardless of maturity date, plus (b) all bonds, notes, debentures or similar debt instruments, plus (c) the principal portion of all Capital Lease Obligations, plus (d) the present value of the principal portion of all basic rental obligations under any synthetic lease constituting indebtedness under GAAP, plus (e) the face amount of outstanding letters of credit (to the extent drawn and unpaid).

“UCC” means the Uniform Commercial Code as in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unfinanced Capital Expenditures” shall mean, as to any Loan Party, without duplication, a Capital Expenditure funded from such Loan Parties’ internally generated cash flow.

“Unused Amount” means the Maximum Line Amount reduced by the Revolving Credit Exposure.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 1.2 Other Definitional Terms; Rules of Interpretation; Lease Accounting. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Any pronoun shall be deemed to cover all genders. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder. Notwithstanding anything to the contrary contained in this Agreement, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease or finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease or a finance lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.3 Rates. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes, except, in each case, to the extent of the Lender’s fraud, bad faith, gross negligence or willful misconduct.

Article II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1 Revolving Advances; Letters of Credit.

(a) Revolving Advances. The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Advances”) to the Borrower from and after the Closing Date to and until (but not including) the Termination Date, in an amount not to exceed the Maximum Line Amount less the Letter of Credit Exposure. If the aggregate amount of the Revolving Credit Exposure at any time exceeds the Maximum Line Amount, the excess shall be immediately due and payable without necessity of demand by the Lender. The Borrower’s obligation to pay the Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral as provided in Article III. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay and reborrow Advances. The Borrower shall submit an Advance Request for each Advance. On the Termination Date applicable to Advances, the entire unpaid principal balance of all Advances, and all unpaid interest accrued thereon, shall in any event be due and payable. The aggregate outstanding amount of the Advances shall be $0 for at least thirty (30) consecutive days during the period commencing on the twelve (12)-month anniversary of the Closing Date and ending on the twenty-four (24)-month anniversary of the Closing Date.

(b) Letters of Credit.

(i) Subject to the terms and conditions of this Agreement, from one (1) day after the Closing Date to and until (but not including) thirty (30) days prior to the Termination Date, the Lender agrees to issue Letters of Credit for the account of the Borrower, as the Borrower may from time to time request. The Borrower shall not request any Letter of Credit (and the Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Maximum Line Amount.

(ii) Each request for a Letter of Credit shall be delivered to the Lender by an Officer of the Borrower not later than 11:00 a.m. Mountain Time three (3) Business Days prior to the date of the proposed issuance of the Letter of Credit (or such shorter period as may be acceptable to the Lender). Each such request shall be in a form reasonably acceptable to the Lender and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiration date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrower shall execute and deliver to the Lender an appropriate application and agreement, being in the standard form of the Lender for letters of credit, as amended to conform to the provisions of this Agreement.

(iii) Whenever a Letter of Credit shall be drawn, the Borrower shall promptly reimburse the Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrower within one (1) Business Day of the drawing of such Letter of Credit, at the sole option of the Lender, the Borrower shall be deemed to have requested an Advance, subject to the provisions of Section 2.1(a), in the amount drawn. The Borrower irrevocably authorizes and instructs the Lender to apply the proceeds of any borrowing pursuant to this Section 2.1(b)(iii) to reimburse in full the Lender for the amount drawn on the applicable Letter of Credit. Any Advance made pursuant to this Section 2.1(b)(iii) shall be deemed to be a Base Rate Loan.

Section 2.2 Advance Request.

(a) Time of Notice. Each Advance shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Lender not later than (i) in the case of each Advance of a SOFR Loan, 11:00 A.M. (Mountain Standard time) at least five (5) Business Days’ prior to the date of such Advance, and (ii) in the case of each Advance of a Base Rate Loan, prior to 12:00 noon (Mountain Standard time) on the proposed date of such Advance.

(b) Advance Request. Each request for an Advance shall be made by an Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit C hereto (each such notice, an “Advance Request”) or by telephone (to be confirmed immediately in writing by delivery by an authorized Officer of the Borrower of an Advance Request), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Advance to be made and (ii) the date of the Advance (which shall be a Business Day). Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Lender may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Lender in good faith to be from an Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Lender’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.3 Interest; Default Interest Rate; Application of Payments; Participations; Usury.

(a) Interest. The outstanding principal amount of each Advance made by the Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Advance is a Base Rate Loan, the Base Rate plus the Applicable Revolving Loan Margin in effect from time to time and (ii) during such periods as such Advance is a SOFR Loan, the Daily Simple SOFR rate plus the SOFR Index Adjustment plus the Applicable Revolving Loan Margin in effect from time to time.

(b) Default Interest Rate. Notwithstanding the above provisions, if an Event of Default has occurred and is continuing, upon written notice by the Lender, (i) the principal amount of all Advances outstanding and, to the extent permitted by applicable law, all overdue interest in respect of each Advance and all fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate per annum equal to the Default Rate. In addition, if any amount (other than amounts as to which the foregoing subpart (i) is applicable) payable by the Borrower under the Loan Documents is not paid when due, upon written notice by the Lender, such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(c) Accrual and Payment of Interest. Interest shall accrue from and include the date of any Advance to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower on each Interest Payment Date.

(d) Computation of Interest. All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(e) Application of Payments. Payments shall be applied to the Obligations on the Business Day of receipt of immediately available funds by the Lender in the Lender’s general account.

(f) Participations. If any Person shall acquire a participation in the Advances, the Borrower shall pay to the Lender the full amount of all interest calculated under Section 2.3(a), along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under Section 2.3(a), or otherwise elects to accept less than its pro rata share of such fees, charges and other amounts due under this Agreement; provided that the Lender’s rights and obligations, and the rights and obligations of the Borrower, under any Loan Document shall remain unchanged and the Lender shall remain the holder of the Commitments; provided further that the Borrower shall deal solely with the Lender for purposes of obtaining required consents (which Lender is under no obligation to provide, subject to the provisions contained herein), any waivers, reporting, loan servicing, payments and ongoing documentation.

(g) Maximum Rate. Notwithstanding anything to the contrary set forth in this Section 2.3, if a court of competent jurisdiction determines in a final, non-appealable order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Rate”), to the extent the Maximum Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Rate; provided that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Rate, the Borrower shall continue to pay interest hereunder at the Maximum Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the first Advance hereunder as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Section 2.3(a), unless and until the rate of interest again exceeds the Maximum Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by the Lender pursuant to the terms hereof exceed the amount that the Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the interest rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.3(g), a court of competent jurisdiction shall determine by a final, non-appealable order that the Lender has received interest hereunder in excess of the Maximum Rate, the Lender shall, to the extent permitted by applicable law, promptly apply such excess to the outstanding balance of the Advances or Obligations and thereafter shall refund any excess to the Borrower or as such court of competent jurisdiction may otherwise order.

(h) Interest Elections. Each Advance under this Agreement shall at all times be a SOFR Loan other than a required conversion to a Base Rate Loan during the existence of a Benchmark Unavailability Period or a SOFR Unavailability Period.

(i) Information as to Interest Rates. The applicable Base Rate or Daily Simple SOFR shall be determined by the Lender, and such determination shall be conclusive absent manifest error. The Lender, upon determining the interest rate for any Advance, shall promptly notify the Borrower thereof.

(j) Unavailability of Daily Simple SOFR. Upon the Borrower’s receipt of notice of the commencement of a SOFR Unavailability Period, the Borrower may revoke any request for SOFR Loans to be made during any SOFR Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Base Rate Loans. During a SOFR Unavailability Period, the component of the Base Rate based upon SOFR will not be used in any determination of the Base Rate. If a SOFR Unavailability Period has commenced and the circumstances are not likely to be temporary, then the provisions of Section 2.12(b) shall be applicable.

Section 2.4 Fees.

(a) Late Fees. If any principal, interest or any other sum due under the Loan Documents is not paid by the Borrower within ten (10) days of the date such unpaid sum becomes due and payable, the Borrower shall pay to the Lender a charge in an amount equal to the lesser of (i) three percent (3.0%) of such unpaid sum or (ii) the maximum amount permitted by applicable law in order to defray the expense incurred by the Lender in handling and processing such delinquent payment and to compensate the Lender for the loss of the use of such delinquent payment; provided that such late fee shall not apply to any unpaid sum due and payable on any applicable Termination Date.

(b) Collateral Exam Fees. Borrower agrees to pay to Lender, on demand and upon the automatic acceleration of the Obligations, Collateral exam fees at the rates established from time to time by Lender, plus all reasonable costs and expenses incurred by Lender or its examiner in the performance of such audit, field exam or analysis (including the auditing or verification of Accounts pursuant to Section 6.7(a)).

(c) Other Fees and Charges. The Borrower shall pay the Lender’s costs and expenses to the extent set forth in Section 8.5.

(d) Origination Fee. The Borrower shall pay the Lender a fully earned and non-refundable origination fee of $50,000 due and payable upon the Closing Date.

(e) Unused Line Fee. The Borrower shall pay to the Lender an unused line fee at the rate of one-quarter of one percent (0.25%) per annum on the average daily Unused Amount from the Closing Date to and including the Termination Date, due and payable on the first day of each Fiscal Quarter in arrears for the prior Fiscal Quarter, and on the Termination Date.

(f) Letter of Credit Fees. With respect to each Letter of Credit, the Borrower agrees to pay to the Lender (i) the Letter of Credit Fees applicable to such Letter of Credit, and (ii) such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

The Borrower authorizes the Lender to collect all such fees and charges due hereunder on the date due and payable by charging any deposit account (other than any deposit account that is Excluded Property) maintained by the Borrower with the Lender for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be due and payable by the Borrower promptly upon the Borrower’s receipt of written demand therefor from the Lender.

Section 2.5 Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.

(a) Time For Interest Payment on Advances. Accrued and unpaid interest accruing on Advances shall be due and payable on each Interest Payment Date.

(b) Payment on Non Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

Section 2.6 Voluntary Prepayment. The Borrower may prepay any Advance in whole or in part at any time without premium or penalty.

Section 2.7 Use of Proceeds. The Borrower shall use the proceeds of the Advances for working capital and general corporate purposes and not to fund any Permitted Acquisitions or other investments permitted under Section 6.5.

Section 2.8 Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Obligations. All entries made on any such record shall be presumed correct, absent manifest error, until the Borrower establishes the contrary. Upon the Lender’s demand, but subject to the right of the Borrower to dispute the same in good faith, the Borrower will confirm its agreement with the exact principal balance of the Obligations that the Lender then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower absent manifest error or unless the Borrower gives the Lender specific written notice of exception within 15 Business Days after receipt thereof.

Section 2.9 Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If Borrower determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then Borrower may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Entity in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.9(a)), Lender receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Entity in accordance with applicable law.

(c) Evidence of Payments. Upon written request by Lender, as soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Entity, the Borrower shall deliver to Lender a copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify Lender for any Indemnified Taxes that are paid or payable by Lender in connection with any Loan Document (including amounts paid or payable under this Section 2.9(d)) and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. The indemnity under this Section 2.9(d) shall be paid within ten (10) days after Lender delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by Lender. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) Status of Lender. Upon request of the Borrower, Lender (on or before the date hereof) and any assignee of Lender or participant (on or before the date of any assignment) will promptly (i) execute and deliver to the Borrower, if applicable, a duly completed copy of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on all payments by the Borrower under this Agreement and the other Loan Documents, (ii) deliver to the Borrower an Internal Revenue Service Form W-8 or W-9 (as applicable) certifying exemption from United States backup withholding Tax, and (iii) such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested from time to time by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. The Lender and any assignee of the Lender or participant further agrees to deliver to the Borrower (x) renewals or additional copies of such forms (or any successor forms) on or before the date that such forms expire or become obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms delivered by it, additional forms or amendments to those forms as may be reasonably requested by the Borrower.

(f) Treatment of Certain Refunds. If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including additional amounts paid pursuant to this Section 2.9), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.9 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including any Taxes) of Lender related to obtaining such refund and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund). The Borrower, upon the request of Lender, shall repay to Lender the amount paid to Lender pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) in the event Lender is required to repay such refund to such Governmental Entity. Notwithstanding anything to the contrary in this Section 2.9(f), in no event will Lender be required to pay any amount to any indemnifying party pursuant to this Section 2.9(f) if such payment would place Lender in a less favorable position (on a net after-Tax basis) than Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.9(f) shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(g) FATCA. If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that Lender has complied with its obligations under FATCA and to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.9(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 2.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Advances made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11 Illegality. If the Lender determines that any applicable law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund Advances whose interest is determined by reference to Daily Simple SOFR or SOFR, or to determine or charge interest rates based upon Daily Simple SOFR or SOFR, then, upon notice thereof to the Borrower, (a) any obligation of the

Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the SOFR component of Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the SOFR component of Base Rate), on the Interest Payment Date therefor, if the Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR and (ii) the Lender shall during the period of such suspension compute the Base Rate without reference to the SOFR component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon Daily Simple SOFR.

Section 2.12 Inability to Determine Rates.

(a) Temporary. If the Lender reasonably determines (which determination shall be conclusive and binding on the Borrower) that “Daily Simple SOFR” cannot be determined pursuant to the definition thereof other than due to a Benchmark Transition Event, the Lender will promptly so notify the Borrower. Upon notice thereof by the Lender to the Borrower, (i) any obligation of the Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, (ii) all SOFR Loans shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Lender without reference to the SOFR component of Base Rate) and (iii) the component of Base Rate based upon SOFR will not be used in any determination of Base Rate, in each case, until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.

(b) Permanent. If the Lender reasonably determines (which determination shall be conclusive and binding on the Borrower) that “Daily Simple SOFR” cannot be determined pursuant to the definition thereof as a result of a Benchmark Transition Event, the Lender will promptly so notify the Borrower, and the provisions of Section 8.7 of this Agreement shall be applicable. Upon notice thereof by the Lender to the Borrower, (i) any obligation of the Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, (ii) all SOFR Loans shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Lender without reference to the SOFR component of Base Rate) and (iii) the component of Base Rate based upon SOFR will not be used in any determination of Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein. Unless and until the Lender and the Borrower have amended this Agreement to provide for a Benchmark Replacement in accordance with Section 8.7 of this Agreement, all Advances shall be Base Rate Loans.

Article III

SECURITY INTEREST; SETOFF and Guaranty

Section 3.1 Grant of Security Interest. Each Loan Party hereby pledges, assigns and grants to the Lender, a lien and security interest (collectively referred to as the “Security Interest”) in all of its right, title and interest in and to the Collateral, as security for the payment and performance of the Obligations.

Section 3.2 Notification of Account Debtors and Other Obligors. The Lender may at any time during a Default Period notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. Each Loan Party will join in giving such notice if the Lender so requests. At any time after any Loan Party or the Lender gives such notice to an account debtor or other obligor and during the continuance of the applicable Default Period, the Lender may, but need not, in the Lender’s name or in the applicable Loan Party’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

Section 3.3 Financing Statement. Each Loan Party authorizes the Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect Lender’s Security Interest.

Section 3.4 Setoff. During a Default Period, the Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to any Loan Party by the Lender, whether or not due, against any Obligations, whether or not due. In addition, during a Default Period, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed to such Person by the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest; provided that during any period of forbearance during which the Lender has agreed not to exercise its right to appropriate or setoff as described in this Section 3.4, no Person holding a participating interest shall exercise any such right to appropriate or setoff.

Section 3.5 Collateral. This Agreement does not contemplate a sale of Accounts, contract rights or chattel paper, and, as provided by law, the applicable Loan Party is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises care that is substantially equal to that which the Lender accords its own property in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises the care employed by a reasonable and prudent agent in the industry in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights any Loan Party may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. Each Loan Party waives any right it may have to require the Lender to pursue any third Person for any of the Obligations.

Section 3.6 Lender’s Access to Premises. Each Loan Party hereby irrevocably grants to the Lender the right to have access to the Premises during normal business hours at any time during a Default Period without notice or consent. The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes. The Lender’s right to have access to the Premises during a Default Period shall cease and terminate upon the earlier of (a) payment in full and discharge of all Obligations, and (b) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers. The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof.

Section 3.7 Guaranty. To induce the Lender to make Advances, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Obligations whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.

Section 3.8 Maximum Amount. Any term or provision of any Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering the Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 3.9.

Section 3.9 Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor from the Advances and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by Borrower and the other Guarantors) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

Section 3.10 Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense (other than payment in full (other than contingent indemnification obligations) of the Guaranteed Obligations), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded in such Guarantor’s defense with respect to this Guaranty, and evidence of which may not be introduced in any proceeding for such Guarantor’s defense with respect to this Guaranty, in each case except as otherwise agreed in writing by Lender):

(a) the invalidity or unenforceability of any obligation of Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b) the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

(c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against Borrower, any other Guarantor or any Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence of an Event of Default by any Lender to proceed separately against any Collateral in accordance with such Lender’s rights under any applicable law; or

(f) any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of Borrower’s, any other Guarantors’ or any Subsidiaries’ Obligations, in each case other than the payment in full of the Guaranteed Obligations (other than contingent indemnification obligations).

Section 3.11 Waivers. Each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim with respect to its Guaranteed Obligations hereunder, including based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; (d) any other notice in respect of any Guaranteed Obligation or any part thereof; (e) any defense arising by reason of any disability; or (f) any other defense available to Borrower or any other Guarantor (other than payment in full (other than contingent indemnification obligations) of the Guaranteed Obligations). Each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against Borrower or any other Guarantor by reason of any Loan Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other Loan Party or set off any of its obligations to such other Loan Party against obligations of such Loan Party to such Guarantor, in each case, until payment in full (other than contingent indemnification obligations) of the Guaranteed Obligations. No obligation of any Guarantor hereunder shall be discharged other than by complete payment and performance of such obligation (other than as such obligations relate to contingent indemnification obligations). Each Guarantor further waives any right such Guarantor may have under any applicable law to require Lender to seek recourse first against Borrower or any other Person, or to realize upon any Collateral for any of the Obligations, as a condition precedent to enforcing such Guarantor’s liability and obligations under this Guaranty.

Article IV

CONDITIONS OF LENDING

Section 4.1 Conditions Precedent to Closing. The Lender’s obligations to make the first Advance hereunder shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party (to the extent applicable) and in form and substance reasonably satisfactory to the Lender:

(a) This Agreement;

(b) The Revolving Note and each other Loan Document;

(c) A perfection certificate in form requested by the Lender;

(d) Borrower shall have opened a deposit account with Lender;

(e) A closing certificate signed by an Officer of each Loan Party dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date (except to the extent such representations and warranties (x) are subject to a Material Adverse Effect or other materiality qualifier, in which case they shall be true and correct in all respects or (y) relate solely to an earlier date), (ii) such Loan Party is on such date in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents on such date and (iii) on such date no Default or Event of Default has occurred and is continuing on such date;

(f) A certificate of each Loan Party’s secretary, assistant secretary, manager, or other officer performing similar functions, certifying that attached to such certificate are (i) the resolutions of such Loan Party’s Directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (ii) true, correct and complete copies of such Loan Party’s Constituent Documents, (iii) a certificate of good standing issued as of a recent date by the Secretary of State of the jurisdiction of incorporation or formation of such Loan Party and (iv)

examples of the signatures of such Loan Party’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including, with respect to the Borrower, Advance Requests on the Borrower’s behalf;

(g) Evidence that each Loan Party is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except to the extent the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect;

(h) The executed legal opinion of Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC in form and substance reasonably satisfactory to Lender, which shall cover such matters incident to the transactions contemplated by this Agreement, the Revolving Note, and the other Loan Documents as Lender may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Lender;

(i) Current searches of appropriate filing offices requested by Lender showing that no Liens have been filed and remain in effect against any Loan Party, other than Permitted Liens;

(j) Any and all material consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the other Loan Documents;

(k) Payment of the fees and expenses required to be paid by the Borrower under Section 8.5 and Section 2.4(d), including up to $35,000 of reasonable and documented out-of-pocket legal expenses incurred through the date of this Agreement;

(l) A customer identification information form and such other forms and verification as the Lender may need to comply with the U.S.A. Patriot Act;

(m) Written instructions from the Borrower directing the application of proceeds of the initial Advance made pursuant to this Agreement;

(n) Since December 31, 2021, there shall not have occurred any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect;

(o) Certificates of insurance required hereunder, together with endorsements, containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured;

(p) A certificate from the chief financial officer of each Loan Party of the solvency of each such Loan Party as set forth in Section 5.18; and

(q) Such other documents as the Lender in its reasonable discretion may require.

Section 4.2 Conditions Precedent to All Advances. The Lender’s obligation to make each Advance after the Closing Date shall be subject to the further conditions precedent that:

(a) The representations and warranties contained in Article V are true and correct in all material respects (without duplication as to any materiality modifiers, qualifications or limitations set forth therein) on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b) No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to such Advance requested to be made on such date.

Article V

REPRESENTATIONS AND WARRANTIES

As of the Closing Date and as of the date of each Advance, each Loan Party represents and warrants to the Lender as follows:

Section 5.1 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Organizational Identification Number. Each Loan Party is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party. During its existence through the Closing Date, each Loan Party has done business solely under the names set forth in Schedule 5.1. Each Loan Party’s chief executive office and principal place of business as of the Closing Date is located at the address set forth in Schedule 5.1, and as of the Closing Date all of such Loan Party’s material records relating to its business or the Collateral are kept at that location or such other location set forth in Schedule 5.1, excluding, for the avoidance of doubt, any duplicate copies of such active records. All Inventory and Equipment of the Borrower (other than vehicles, Equipment and Inventory in transit or in the possession of employees in the Ordinary Course of Business, and Equipment and Inventory having a fair market value of not greater than $200,000 in the aggregate) is located at the Premises or at a location with respect to which a bailee has entered into a lien waiver reasonably acceptable to Lender.

Section 5.2 Capitalization. Schedule 5.2 sets forth as of the Closing Date a correct and complete list of all direct ownership interests and any rights to acquire ownership interests of each Loan Party other than Borrower, including the record holder, number of interests and percentage interests on a fully diluted basis.

Section 5.3 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, including without limitation the borrowings from time to time hereunder, have been duly authorized by all necessary company action and do not and will not (i) require any consent or approval of the Owners not already obtained; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any Governmental Entity, except (x) as set forth on Schedule 5.3, (y) such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given on or prior to the date hereof, and (z) for recordings and filings in connection with the Security Interest granted to the Lender under the Loan Documents; (iii) violate any provision of (A) any material law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) applicable to such Loan Party, (B) any order, writ, injunction or decree presently in effect having applicability to such Loan Party, or (C) such Loan Party’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Loan Party is a party or by which it or its material properties may be bound, or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the material properties now owned or hereafter acquired by such Loan Party.

Section 5.4 Legal Agreements. This Agreement constitutes and, upon due execution by each Loan Party, the other Loan Documents to which it is a party, will constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally, and to general principals of equity.

Section 5.5 Subsidiaries. Except as set forth in Schedule 5.5 hereto (as such Schedule 5.5 may be updated from time to time pursuant to any Compliance Certificate required to be delivered pursuant to Section 6.1(b)), no Loan Party has any Subsidiaries.

Section 5.6 Financial Condition; No Adverse Change. The Borrower has furnished to the Lender its audited consolidated balance sheet for its Fiscal Year ended December 31, 2021, and statements of income and cash flow for the 12-month period then ended, and those statements fairly present in all material respects the Borrower’s financial condition on a consolidated basis on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP, subject to the absence of year-end audit adjustments and footnote disclosures, other than as disclosed on Schedule 5.6 hereto. Since December 31, 2021, there has been no change in any Loan Party’s business, properties, condition (financial or otherwise), or results of operations which has had a Material Adverse Effect.

Section 5.7 Litigation. Except as set forth on Schedule 5.7, there are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Entity pending against or threatened in writing against any Loan Party or any business, property or rights of any such Loan Party that (i) if adversely determined would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby.

Section 5.8 Compliance with Laws and Agreements. Each Loan Party is in compliance with all laws, regulations and orders of any court or Governmental Entity applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.9 Regulation U. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the

Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.10 Taxes. Each Loan Party has filed all federal, state and material local Tax returns it is required to file (or extensions obtained), and such Loan Party has paid or caused to be paid to the proper authorities when due all federal, state and local Taxes as shown on such returns or on any assessment received by it to the extent such Taxes have become due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP. To the best of each Loan Parties’ knowledge there is no proposed Tax assessment against any Loan Party.

Section 5.11 Titles and Liens. Each Loan Party has good and valid title to or a valid leasehold interest or license in all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming any Loan Party as debtor is on file in any appropriate filing office except to perfect only Permitted Liens.

Section 5.12 Plans. Except as disclosed to the Lender in writing prior to the date hereof, no Loan Party or any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan, or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Except as disclosed on Schedule 5.12 or as would not reasonably be expected to result in a Material Adverse Effect, (x) no Loan Party or any ERISA Affiliate has received any written notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan; (y) no Reportable Event exists in connection with any Pension Plan and (z) each Plan which is intended to qualify under the IRC has received a favorable determination or opinion letter that can be relied upon as to the Plan’s tax qualification, and no fact or circumstance exists which could reasonably be expected to adversely affect the Plan’s tax-qualified status. Except as disclosed on Schedule 5.12 or as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, or (iii) any liability or knowledge of any facts or circumstances which would reasonably be expected to result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13 Default. Each Loan Party is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound, the breach or default of which would reasonably be expected to have a Material Adverse Effect.

Section 5.14 Environmental Matters.

(a) Except as disclosed on Schedule 5.14, there are no Hazardous Substances present in, on or under the Premises in any form or quantity as to create any material liability or obligation for any Loan Party or the Lender under the common law of any jurisdiction or under any Environmental Law. To each Loan Party’s knowledge, no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b) Except as disclosed on Schedule 5.14, no Loan Party has disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c) Except as disclosed on Schedule 5.14, there have not existed in the past, nor to any Loan Party’s knowledge are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to any Loan Party or, to any Loan Party’s knowledge, to the Premises, alleging material liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d) Except as disclosed on Schedule 5.14, each Loan Party’s business is conducted in accordance with all Environmental Laws in all material respects. All material licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of each Loan Party’s businesses are in such Loan Party’s possession and are in full force and effect. To any Loan Party’s knowledge, no Loan Party has prior to the Closing Date been denied insurance on grounds related to potential Environmental Liability. The Loan Parties have not received any written notice or other written communication from a Governmental Entity indicating that any of the Loan Parties’ material permits required under applicable Environmental Law will be withdrawn, terminated, or otherwise materially impaired.

(e) [Reserved.]

(f) The Borrower has delivered to the Lender all material environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to Environmental Liabilities associated with any Loan Party’s business or, to any Loan Party’s knowledge, to Environmental Liabilities associated with the Premises which are in any Loan Party’s possession.

Section 5.15 Submissions to Lender. All financial and other information (other than forward-looking information and projections and information of a general economic nature and general information about the industry of the Loan Parties) provided to the Lender by or on behalf of any Loan Party in connection with the Borrower’s request for the credit facilities contemplated hereby (a) when taken as a whole, is true and correct in all material respects, (b) when taken as a whole, does not omit any material fact necessary to make such information, in light of the circumstances under which they were made, not materially misleading as of the time when made or delivered in light of the circumstances at the time made, and (c) as to projections, valuations or pro forma financial statements, presents a good faith opinion based upon assumptions believed to be fair and reasonable at the time in light of current market conditions as to such projections, valuations and pro forma condition and results; provided that (i) such projections are not to be viewed as facts, (ii) such projections, valuations and pro forma condition and results are not a guaranty of future performance, and actual results during the period or periods covered may differ from such projections and forecasts by a material amount, and (iii) such projections are by their nature subject to significant uncertainties and contingencies.

Section 5.16 Financing Statements. Each Loan Party hereby authorizes the filing by Lender of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents in all Collateral which is capable of being perfected by filing financing statements. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.

Section 5.17 Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued), to the Borrower’s knowledge, the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in each Loan Party’s records pertaining thereto as being obligated to pay such obligation, except for immaterial defenses, setoffs or counterclaims arising in the ordinary course of the Loan Parties’ business, or as otherwise permitted by this Agreement.

Section 5.18 Financial Solvency. The Loan Parties, taken as a whole:

(a) are not insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) do not have unreasonably small capital or are not engaged or about to engage in a business or a transaction for which any remaining assets of the Loan Parties taken as a whole are unreasonably small;

(c) by executing, delivering or performing their obligations under the Loan Documents or other documents to which they are party or by taking any action with respect thereto, do not intend to, nor believe that they will, incur debts beyond their ability to pay them as they mature;

(d) by executing, delivering or performing their obligations under the Loan Documents or other documents to which they are party or by taking any action with respect thereto, do not intend to hinder, delay or defraud either their present or future creditors; and

(e) do not at this time contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the any Loan Parties’ knowledge, are the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

Section 5.19 Deposit Accounts. Attached hereto as Schedule 5.19 is a true and correct list of each deposit account, securities account and investment account held by the Loan Parties, indicating the financial institution maintaining such account, the account number and the purpose of each such account as of the Closing Date.

Section 5.20 Intellectual Property Rights.

(a) Owned Intellectual Property. Schedule 5.20 (as such Schedule 5.20 may be updated from time to time pursuant to any Compliance Certificate required to be delivered pursuant to Section 6.1(b)) is a complete list of all Intellectual Property Rights for which any Loan Party is the registered owner (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.20, (i) the Loan Parties own the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, except for Permitted Liens and such restrictions, court orders, injunctions, decrees, and writs as would not reasonably be expected to have a Material Adverse Effect, (ii) all Owned Intellectual Property is valid, subsisting and enforceable and (iii) each Loan Party has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Intellectual Property Rights Licensed from Others. Schedule 5.20 (as such Schedule 5.20 may be updated from time to time pursuant to any Compliance Certificate required to be delivered pursuant to Section 6.1(b)) is a complete list of all agreements under which any Loan Party has licensed from another Person Intellectual Property Rights that are material to the ordinary conduct of its business (“Licensed Intellectual Property”), other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments such Loan Party is obligated to make with respect thereto. Except as disclosed on Schedule 5.20 and in written agreements copies of which have been given to the Lender, each Loan Party’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees or writs, whether by written agreement or otherwise, except for Permitted Liens, restrictions imposed under the terms of such written agreements, and such restrictions, court orders, injunctions, decrees, and writs as would not reasonably be expected to have a Material Adverse Effect.

(c) Other Intellectual Property Needed for Business. As of the Closing Date, except for Off-the-shelf Software and as disclosed on Schedule 5.20, to the knowledge of the Loan Parties, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights that are material to conduct of each Loan Party’s business as it is then conducted.

(d) Infringement. Except as disclosed on Schedule 5.20, or as would not reasonably be expected to result in a Material Adverse Effect no Loan Party has received any written claim or notice alleging any infringement of another Person’s Intellectual Property Rights (including any written claim that a Loan Party must license or refrain from using the Intellectual Property Rights of any third party) nor, to any Loan Party’s knowledge, is there any threatened claim or any reasonable basis for any such claim except for claims or notices that could not reasonably be expected to have a Material Adverse Effect.

Section 5.21 Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption

Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective Directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds nor the consummation of the transactions contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Article VI

COVENANTS

So long as the Obligations shall remain unpaid and the Commitment remains outstanding (other than contingent obligations to the extent no claim giving rise thereto has been asserted), the Borrower shall comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1 Reporting Requirements. The Borrower shall deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and scope substantially the same as the equivalent reporting materials delivered to the Lender on or prior to the Closing Date (if applicable), or otherwise in form and scope reasonably acceptable to the Lender:

(a) Annual Financial Statements. As soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income or operations, changes in shareholders’ or members’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the unqualified opinion of any nationally or regionally recognized independent public accounting firm reasonably acceptable to the Lender which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.

(b) Quarterly Financial Statements and Compliance Certificates. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter beginning with the Fiscal Quarter ending September 30, 2022, the consolidated unaudited/internal balance sheet and statements of income and retained earnings of the Borrower and its Subsidiaries as of the end of and for such Fiscal Quarter and for the year-to-date period then ended, prepared in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all in accordance with GAAP, subject to the absence of year-end audit adjustments and footnote disclosures, and which fairly present in all material respects the Borrower’s financial position and the results of its operations and cash flows. Together with the financial statements required under Section 6.1(a) and this Section 6.1(b), a compliance certificate, in the form of Exhibit B attached hereto (demonstrating calculation methodology in accordance with GAAP) (a “Compliance Certificate”), signed by an Officer of the Borrower (i) evidencing compliance by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) with the financial covenants contained in Section 6.26 hereof and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(c) Budget. No later than ninety days (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2022), the projections of the Loan Parties’ and their Subsidiaries’ financial performance on a consolidated basis for the next Fiscal Year (prepared on a monthly basis).

(d) Litigation. Promptly after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any Governmental Entity affecting any Loan Party which seek a monetary recovery against such Loan Party (i) which would reasonably be expected to result in liabilities of such Borrower not covered by insurance in excess of $1,500,000, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document; provided that this Section 6.1(d) shall not apply to any proceedings disclosed to the Lender prior to the Closing Date.

(e) Defaults. When any Officer of any Loan Party becomes aware of the occurrence of any Default or Event of Default, the Borrower will deliver to the Lender notice of such occurrence, together with a reasonably detailed statement by a responsible Officer of the Borrower of the steps being taken by the Loan Parties to cure the effect thereof.

(f) Plans. As soon as possible, and in any event within thirty (30) days after any Loan Party knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Lender, a statement signed by an Officer of the Borrower setting forth details as to such Reportable Event and the action which the Loan Parties propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten (10) days after any Loan Party fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement signed by an Officer of the Borrower setting forth details as to such failure and the action which the Loan Parties propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten (10) days after any Loan Party knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of an Officer of the Borrower setting forth details as to such liability and the action which the Loan Parties propose to take with respect thereto.

(g) Disputes. Promptly upon knowledge thereof, notice of any disputes in writing between any Loan Party and any its customers exceeding $250,000 individually or $1,000,000 in the aggregate during any Fiscal Year.

(h) Ownership. Promptly upon knowledge thereof, notice of any change in the direct equity ownership of any Loan Party constituting a Change of Control.

(i) Collateral. Promptly upon knowledge thereof, notice of any material loss of or material damage to any material Collateral, in each case in excess of $250,000, or of any determination by the Borrower, in accordance with GAAP, to write off any Accounts exceeding $1,000,000.

(j) Commercial Tort Claims. Promptly upon the filing thereof, notice of any commercial tort claims it brings against any Person where the claim amount exceeds $1,000,000, including the name and address of each defendant, a summary of the facts, an estimate of the applicable Loan Party’s damages, copies of the complaint, and such other information as the Lender may reasonably request.

(k) Reports to Owners. Promptly, upon Lender’s request, copies of all financial statements, annual reports and proxy statements which the Borrower shall have sent to the Owners.

(l) Tax Returns. Promptly, upon Lender’s request, copies of the state and federal income Tax returns and all schedules thereto filed by each Loan Party.

(m) Violations of Law. Promptly upon obtaining knowledge thereof, notice of any Loan Party’s violation of any law, rule or regulation, the non-compliance with which would reasonably be expected to have a Material Adverse Effect on any Loan Party.

(n) Material Adverse Effect. Promptly upon obtaining knowledge thereof, notice of any Material Adverse Effect.

(o) Purchase Price Adjustments (Acquisitions). Promptly, and in any event at least ten (10) Business Days after an Officer becoming aware, notice that any working capital, earn-out or other purchase price claims have been received in writing, describing any resulting adjustments, payments or determinations, or escrow or indemnification payments or written claims or other payments by any Loan Party or any other Person under any Acquisition Document in excess of $500,000 either individually or in the aggregate.

(p) Acquisition Documents. Promptly, upon completion of any Permitted Acquisition, complete copies of all Acquisition Documents with respect thereto.

(q) Other SEC Filings.

(i) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(ii) Documents required to be delivered pursuant to Section 6.1(a), (b) or (q) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”); or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which Lender has access.

(r) Intellectual Property. Except for transfers and dispositions permitted under Section 6.14, the Borrower will give the Lender thirty (30) days prior written notice of any Loan Party’s intent to dispose of material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights. Promptly upon obtaining knowledge thereof, notice of (A) any infringement of its material Intellectual Property Rights by others, (B) material claims that any Loan Party is infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its material Intellectual Property Rights. Promptly upon receipt, copies of all registrations and filings with respect to its material Intellectual Property Rights

(s) Other Reports. From time to time, with reasonable promptness, any and all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may reasonably request.

Section 6.2 Permitted Liens; Financing Statements.

(a) The Loan Parties shall not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any Indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i) the Security Interest and Liens created by the Security Documents;

(ii) Liens in existence on the date hereof and listed in Schedule 6.2 hereto, securing Indebtedness for borrowed money permitted under Section 6.3, in each case including replacement Liens on the property currently subject to such Liens;

(iii) purchase money Liens relating to the acquisition of Equipment of any Loan Party and Liens securing Capital Leases, to the extent permitted pursuant to Section 6.3(c);

(iv) Liens securing the payment of Taxes, fees, assessments or other governmental charges which are either not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP are being maintained, if appropriate under GAAP;

(v) rights of way, zoning, building codes, covenants, restrictions, rights, easements and minor defects or other irregularities in title incurred which do not materially impair the use of such real property for its intended purposes or the value thereof;

(vi) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising by operation of law in the Ordinary Course of Business which are not past due for more than thirty (30) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP are being maintained (if so required);

(vii) Liens consisting of pledges or deposits (including any cash collateral) required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, social security legislation and other similar laws, or to secure indemnity, the performance of bids, tenders, statutory obligations, obligations in favor of utility companies, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds, tenders, contracts, indemnity performance and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(viii) licenses and sublicenses granted by the Loan Parties and leases or subleases (by the Loan Parties as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering in any material respect the conduct of the business of the Loan Parties, taken as a whole;

(ix) Liens arising from the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and leased equipment, which UCC financing statements shall list only the relevant leased equipment;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sales of goods (including Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements, in each case entered into by such Loan Party in the Ordinary Course of Business;

(xi) Liens in favor of collecting banks under Section 4-208 or Section 4-210 of the UCC on items in the course of collection, and right of set-off or banker’s liens imposed by law upon deposits or cash in favor of a bank or other depository institution, solely incurred in connection with the maintenance of such deposits (including overdraft protection and other similar services in connection therewith) in the Ordinary Course of Business in deposit accounts permitted under the Loan Documents maintained with such bank or depositary institution;

(xii) Liens on insurance policies and the proceeds thereof securing solely the financed premiums with respect thereto incurred in the Ordinary Course of Business;

(xiii) any interest or title of a lessor under any operating lease;

(xiv) Liens consisting of judgment, decrees or judicial attachment liens to the extent not constituting an Event of Default;

(xv) Liens solely on cash earnest deposits made by the Loan Parties in connection with any letter of intent or purchase agreement for a Permitted Acquisition;

(xvi) Liens existing on any property or asset prior to the Permitted Acquisition thereof by any Loan Party or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Peron becomes a Subsidiary; provided that (x) such Lien is not created in contemplation of or in connection with such Permitted Acquisition or such Person becoming a Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of any Loan Party and (z) such Lien shall secure only those obligations that it secures on the date of such Permitted Acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(xvii) Liens securing obligations in an aggregate amount not to exceed at any one time $250,000.

(b) The Loan Parties shall not amend any financing statements in favor of the Lender except as permitted by law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

Section 6.3 Indebtedness. The Loan Parties shall not incur, create, assume or permit to exist any Indebtedness or liability on account of deposits or advances or any Indebtedness for borrowed money or letters of credit issued on any Loan Party’s behalf, or any other Indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a) the Obligations;

(b) Indebtedness of any Loan Party in existence on the date hereof and listed in Schedule 6.3 hereto and refinancing or extension thereof to the extent such refinancing or extension (i) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (ii) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended (plus (x) accrued interest, expenses and premiums thereon and (y) customary fees incurred in connection with the Indebtedness to be incurred), (iii) does not add additional obligors therefor, and (iv) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended (such refinancing or extension, a “Permitted Refinancing”);

(c) Indebtedness (including Capital Leases) not to exceed $250,000 in an aggregate principal amount outstanding at any time incurred in connection with the acquisition of Equipment, only to the extent such Indebtedness is either unsecured or secured only with a Lien on the acquired Equipment and the proceeds thereof;

(d) guaranties permitted by Section 6.4 (including the Boulder Road Guaranty) to the extent constituting Indebtedness;

(e) Indebtedness incurred in connection with the financing of insurance premiums;

(f) equipment financing provided by Lender or its Affiliates;

(g) Indebtedness arising (i) from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the Ordinary Course of Business or (ii) under or in connection with cash management services in the Ordinary Course of Business;

(h) Indebtedness consisting of indemnification arrangements entered into in connection with a Permitted Acquisition consisting of reasonable indemnification arrangements;

(i) obligations (contingent or otherwise) of any Loan Party existing or arising under any Hedging Contract, provided that such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for speculative purposes;

(j) Indebtedness of any Person who is acquired by a Loan Party in a Permitted Acquisition; provided that (i) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, (ii) no Loan Party nor any Subsidiary (other than the target of such Permitted Acquisition) has guaranteed or otherwise incurred any liability in respect of such Indebtedness and (iii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (j) shall not exceed $500,000 during the term of this Agreement;

(k) Indebtedness of any Loan Party as an account party in respect of commercial letters of credit;

(l) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the Ordinary Course of Business;

(m) Indebtedness consisting of Contingent Obligations in respect of Indebtedness otherwise permitted by this Section 6.3; and

(n) Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding.

Section 6.4 Guaranties. The Loan Parties shall not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) the endorsement of negotiable instruments by any Loan Party for deposit or collection or similar transactions in the Ordinary Course of Business;

(b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto;

(c) create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except: (a) endorsements for collection or deposit in the Ordinary Course of Business; (b) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations; (c) Contingent Obligations in respect of Indebtedness otherwise permitted by Section 6.3, (d) Contingent Obligations permitted by Section 6.5 and (e) Contingent Obligations arising with respect to customary indemnification obligations in favor of customers, suppliers and vendors entered into in the Ordinary Course of Business;

(d) obligations of any Loan Party to or for the benefit of the Lender hereunder or under the other Loan Documents;

(e) the Boulder Road Guaranty (and any replacements thereof; provided that, any such replacement thereof (i) does not guaranty an aggregate principal amount that is greater than the aggregate principal amount guaranteed on the Closing Date except in connection with a cash-out refinancing where substantially all of the proceeds of such refinancing are distributed by Boulder Road to the Borrower or another Loan Party, (ii) to the extent such guaranty is subordinated, such replacement does not change the subordination provisions thereof, or (iii) is not secured by a Lien on any of the Collateral;

(f) the Lease Guaranty (and any replacements thereof; provided that, any such replacement thereof (i) does not guaranty an aggregate principal amount that is greater than the aggregate principal amount guaranteed on the Closing Date, (ii) to the extent such guaranty is subordinated, such replacement does not change the subordination provisions thereof, or (iii) is not secured by a Lien on any of the Collateral); and

(g) any guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of any Loan Party or a Subsidiary of such Loan Party otherwise permitted under this Agreement.

Section 6.5 Investments. The Loan Parties shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate of a Loan Party, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of Indebtedness of any other person or Affiliate of a Loan Party, except:

(a) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one (1) year or less, commercial paper or corporate demand notes, in each case rated at least “A‑1” or “A‑2” by Standard & Poor’s Ratings Services or “P‑1” or “P‑2” by Moody’s Investors Service or certificates of deposit (or time deposit represented by a certificate of deposit) or bankers’ acceptances having a maturity of one (1) year or less, or any overnight Federal Funds transaction that is issued or sold by members of the Federal Reserve System having deposits in excess of $100,000,000;

(b) prepaid rent not exceeding one (1) month or security deposits;

(c) investments in cash and cash equivalents;

(d) investments (i) consisting of extensions of credit in the nature of accounts arising from the grant of trade credit in the Ordinary Course of Business generally consistent with past practice, (ii) acquired in connection with the settlement, satisfaction or partial satisfaction of delinquent Accounts and financially troubled account debtors in the Ordinary Course of Business to the extent reasonably necessary in order to prevent or limit loss, or (iii) including debt obligations and equity interests, received in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(e) investments in any Loan Party by any other Loan Party;

(f) deposits made in the Ordinary Course of Business to secure the performance of leases or other contractual arrangements;

(g) advances in the form of prepayments of expenses to a vendor, supplier or trade creditor in the Ordinary Course of Business;

(h) investments in deposit accounts and security accounts opened in the Ordinary Course of Business and in compliance with the terms of the Loan Documents;

(i) any guaranties permitted under Section 6.4 hereof;

(j) extensions of trade credit in the Ordinary Course of Business;

(k) endorsement of negotiable instruments for deposit or collection in the Ordinary Course of Business;

(l) advances to officers, Directors and employees of the Loan Parties and their Subsidiaries in an aggregate amount not exceeding $250,000 at any time outstanding, for travel, entertainment, relocation and similar ordinary business purposes;

(m) investments in existence on the Closing Date listed on Schedule 6.5 hereto;

(n) Permitted Acquisitions;

(o) investments in any Excluded Subsidiary by any Loan Party;

(p) to the extent constituting an investment, transactions otherwise permitted by Section 6.23 hereof; and

(q) so long as the Loan Parties shall have liquidity of not less than $7,000,000 (calculated as the sum of the Loan Parties’ Qualified Cash and unused borrowing availability under this Agreement), measured immediately before and immediately after making any investment, other investments not to exceed $5,000,000 in the aggregate per Fiscal Year; provided that, any investments under this clause (q) shall be funded solely using cash generated from the operations of the business of the Loan Parties.

Section 6.6 Dividends and Distributions. The Loan Parties shall not declare or pay any distributions or dividends on any class of its stock or membership interests or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or membership interest, or other securities or make any distribution in respect thereof, either directly or indirectly including any payment to any equity holder in the nature of a management or sponsor fees. Notwithstanding the foregoing, the following payments shall be permitted:

(a) [Reserved.];

(b) each Subsidiary of the Borrower may make such payments to any Loan Party that owns an equity interest in such Subsidiary, ratably according to its respective holdings of such equity interests in respect of which such payment is being made;

(c) declaring and making dividend payments or other distributions payable solely in common equity interests of such Person;

(d) repurchases of Equity Interests in the Borrower on terms and conditions that are consistent with past practices as disclosed to Lender prior to the Closing Date; provided that, the Loan Parties shall not be permitted to use the proceeds of any Advance to pay for any such repurchases.

Section 6.7 Books and Records; Inspection and Appraisals.

(a) Each Loan Party shall (and shall use commercially reasonable efforts to cause each of its Excluded Subsidiaries to) keep accurate books of record and account for itself pertaining to the Collateral and pertaining to such Loan Party’s business and financial condition in which true and complete entries will be made in accordance with GAAP. Each Loan Party will permit any officer, employee, attorney, accountant or other agent of the Lender, during normal business hours and upon reasonable prior written notice (which notice shall not be required during any Default Period), to (i) audit, review, make extracts from or copy any and all company and financial books and records of such Loan Party, and (ii) during any Default Period to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss such Loan Party’s affairs with any of its Directors, Officers, employees, accountants (subject to any such accountant’s customary restrictions on disclosure of work papers and similar records) or agents; provided that the applicable Loan Parties shall have a reasonable opportunity to participate in any discussions with such Loan Party’s accountants.

(b) During any Default Period, each Loan Party hereby irrevocably authorizes all accountants (subject to any such accountant’s customary restrictions on disclosure of work papers and similar records) and third parties (other than legal counsel) to disclose and deliver to the Lender or its designated agent, at such Loan Party’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding such Loan Party, in each case, subject to Section 6.7(d).

(c) Subject to the terms of Section 6.7(d), each Loan Party will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral. So long as no Default or Event of Default has occurred and is continuing, Collateral exams and visits permitted under this Section 6.7 will be conducted no more than one time per year.

(d) Notwithstanding anything herein to the contrary, no Loan Party shall be required to disclose any information that (i) is prohibited by law to be disclosed, (ii) is subject to attorney-client privilege or constitutes attorney work product, (iii) the disclosure of which would cause a breach of a binding nondisclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.7, or (iv) that constitutes non-financial trade secrets or non-financial proprietary information of any Loan Party or its Subsidiaries and/or any of their respective customers and/or suppliers. Notwithstanding anything herein to the contrary, the inspection and visit rights in this Section 6.7 are subject to safety and health-related laws, including those of the United States Centers for Disease Control and Prevention, and safety and health-related policies of the Loan Parties.

Section 6.8 Compliance with Laws.

(a) Each Loan Party shall (and shall use commercially reasonable efforts to cause each of its Excluded Subsidiaries to) (i) comply with the requirements of applicable laws and regulations except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any applicable material federal, state or local law, statute or ordinance, the non-compliance with which would materially and adversely affect the value of the Collateral or the Lender’s Security Interest therein.

(b) Without limiting the foregoing undertakings, each Loan Party specifically agrees that it will (and shall use commercially reasonable efforts to cause each of its Excluded Subsidiaries to) comply, and cause each Subsidiary to comply, with all applicable Environmental Laws and obtain and comply in with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(c) Each Loan Party shall (and shall cause each of its Excluded Subsidiaries to) (i) ensure that no holder of equity in a Loan Party shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Advances or any other financial accommodation from Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and Lender’s policies and practices.

Section 6.9 Payment of Taxes and Other Claims. Each Loan Party will (and shall use commercially reasonable efforts to cause each of its Excluded Subsidiaries to) pay or discharge, when due (taking into account all applicable extensions), (a) all Taxes levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local Taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, would by law become a Lien upon any properties of such Loan Party; provided that such Loan Party shall not be required to pay any such Taxes, whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained.

Section 6.10 Maintenance of Properties.

(a) Each Loan Party shall keep and maintain the Collateral and all of its other material tangible properties necessary or materially useful in its business in good condition, repair and working order (normal wear and tear and casualty and condemnation excepted) and shall from time to time replace or repair any worn, defective or broken parts which such Loan Party determines in its reasonable judgment are necessary for the conduct of its business; provided that nothing in this Section 6.10 shall prevent such Loan Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in such Loan Party’s reasonable judgment, desirable in the conduct of such Loan Party’s business and not disadvantageous in any material respect to the Lender. Each Loan Party will take all commercially reasonable steps necessary to protect and maintain its Owned Intellectual Property Rights to the extent the maintenance of such Owned Intellectual Property Rights remains necessary to the conduct of the Borrower’s business in the reasonable discretion of the Borrower.

(b) Each Loan Party will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender or holders of Permitted Liens) claiming the Collateral or any interest therein. Each Loan Party will keep all Collateral free and clear of all Liens except Permitted Liens. Each Loan Party will take all commercially reasonable steps necessary to prosecute any Person infringing its Intellectual Property Rights and to defend itself against any Person accusing it of infringing any Person’s Intellectual Property Rights.

Section 6.11 Insurance. The Loan Parties will (and shall use commercially reasonable efforts to cause each of its Excluded Subsidiaries to) obtain and at all times maintain insurance with insurers reviewed and approved by the Lender on or prior to the Closing Date, or insurers that are otherwise reasonably satisfactory to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as have been reviewed and approved by the Lender on or prior to the Closing Date, or otherwise in such amounts, on such terms and against such risks in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Loan Parties operate. Without limiting the generality of the foregoing, the Loan Parties will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Loan Parties operate, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.12 Preservation of Existence. Each Loan Party will, except in any transaction permitted by this Agreement, preserve and maintain its existence and all of its material rights, privileges and franchises necessary or desirable in the normal conduct of its business.

Section 6.13 Deferred Payment Obligations. No Loan Party shall pay any earnouts, holdbacks or other similar deferred payment obligations unless (x) such payment is due and owing, (y) no Default or Event of Default then exists, and (z) the Borrower will be in compliance with the financial covenants set forth in Section 6.26 as of the most recently ended Fiscal Quarter on a pro-forma basis after giving effect to such payment (assuming, solely for such determination, that any such payment was made on the last day of such Fiscal Quarter).

Section 6.14 Sale or Transfer of Assets; Suspension of Business Operations. No Loan Party shall sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary except to the extent permitted by Section 6.15 of this Agreement, (ii) all or substantially all of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than:

(a) the sale or other disposition of Inventory in the Ordinary Course of Business;

(b) used, worn out, obsolete or surplus equipment in the Ordinary Course of Business;

(c) dispositions of equipment or other property to the extent that such equipment or such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of which are reasonably promptly applied to the purchase price of replacement property;

(d) to the extent constituting a sale, lease, assignment, transfer or other disposition, any transactions otherwise permitted by this Agreement;

(e) dispositions that constitute (i) any theft, loss, destruction or damage of such property or similar event, (ii) a casualty, other insurance event, taking, seizure or condemnation, or confiscation of such property or the requisition of the use of such property;

(f) leases or subleases and surrender or sublease of real or personal property in the Ordinary Course of Business;

(g) licenses or sublicenses (including the provision of open source software under an open source license) granted in the Ordinary Course of Business;

(h) abandonment of Intellectual Property Rights not material to the conduct of the business of such Loan Party;

(i) dispositions of cash and cash equivalents;

(j) the granting of Permitted Liens;

(k) dispositions by any Subsidiary to any Loan Party or by any Loan Party to any other Loan Party;

(l) the discount, write-off, sale or disposition of accounts receivable overdue by more than 60 days or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the Ordinary Course of Business, for the avoidance of doubt the Loan Parties shall not be permitted to enter into a factoring facility for any accounts receivable; and

(m) the unwinding of any Hedging Contract.

Section 6.15 Consolidation and Merger; Asset Acquisitions. Other than to consummate a Permitted Acquisition, the Loan Parties shall not consolidate with or merge into any Person, permit any other Person to merge into any of them, liquidate, dissolve, or acquire all or substantially all the assets of any other Person; provided that (a) a Loan Party or Subsidiary may merge with, or consolidate, dissolve or liquidate into, a Loan Party so long as such Loan Party is the continuing or surviving entity, (b) any Subsidiary of the Borrower may merge with, or consolidate, dissolve or liquidate into, any other Subsidiary of the Borrower or the Borrower, in each case, if all actions reasonably requested by the Lender to maintain perfected Liens on the equity of the surviving entity and other Collateral in favor of the Lender shall have been completed, (c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party.

Section 6.16 Sale and Leaseback. The Loan Parties shall not enter into any arrangement, directly or indirectly, with any other Person whereby any Loan Party shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any material part thereof which such Loan Party intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.17 Restrictions on Nature of Business. The Loan Parties shall not (and shall use commercially reasonable efforts to not permit any of its Excluded Subsidiaries to) engage in any material line of business substantially unrelated or substantially ancillary from that presently engaged in by the Loan Parties on the date hereof; provided that the Loan Parties may engage in activities that are reasonably related to their existing lines of business carried on by the Loan Parties on the date hereof.

Section 6.18 Accounting. The Loan Parties shall not (and shall use commercially reasonable efforts to cause each of its Excluded Subsidiaries to not) adopt any material change in accounting principles other than as required by GAAP. The Loan Parties shall not adopt, permit or consent to any change in their Fiscal Year.

Section 6.19 Plans. Unless disclosed to the Lender pursuant to Section 5.12, no Loan Party nor any ERISA Affiliate will (a) adopt, create, assume or become a party to any Pension Plan, (b) incur any obligation to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law), or (d) amend any Pension Plan in a manner that would materially increase its funding obligations.

Section 6.20 Place of Business; Name. Except upon at least 10 days’ prior written notice to Lender, no Loan Party shall change its name or jurisdiction of organization.

Section 6.21 Constituent Documents. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, amend its Constituent Documents in a manner which is materially adverse to the Lender’s interests under the Loan Documents.

Section 6.22 Deposit Accounts. The Loan Parties shall maintain all deposit and treasury relationships with the Lender (other than the Excluded Deposit Accounts). All payments and fees required to be made by the Loan Parties pursuant to the Loan Documents will automatically be debited from such deposit account with the Lender and all disbursements of proceeds of the Revolving Note shall be made by the Lender’s crediting of such disbursements directly into the Borrower’s deposit account. For each deposit, security or cash management account (other than Excluded Deposit Accounts) that any Loan Party at any time maintains at any bank or financial institution other than with the Lender, such Loan Party shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such account to perfect Lender’s Security Interest in such account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Lender which shall not to be unreasonably withheld or delayed.

Section 6.23 Transactions with Affiliates. The Loan Parties shall not enter into any transaction with any Affiliate of such Loan Parties except: (a) as specifically described on Schedule 6.23 hereto; (b) as expressly permitted by this Agreement; (c) the Constituent Documents of the Loan Parties; (d) customary benefits and indemnification and expense reimbursement obligations to each Loan Party’s employees, Officers and Directors; (e) transactions among the Loan Parties to the extent not otherwise prohibited hereunder; (f) reasonable and customary current and former manager, officer, employee and consultant compensation (including, without limitation, bonuses, stock option programs and other health, disability, insurance, severance and other similar incentive plans and programs) in each case consistent with historical practices; and (g) transactions upon fair and reasonable terms no less favorable to such Loan Party than could reasonably have been expected to be obtained in an arm’s length transaction with a Person not an Affiliate of such Loan Party in the Ordinary Course of Business.

Section 6.24 Subsidiaries. Within thirty (30) calendar days of the formation (other than formations of Subsidiaries that hold no assets other than de minimis assets contributed for the purpose of formation expenses, in which case within thirty (30) calendar days of such Subsidiary acquiring more than de minimis assets) or the consummation of the acquisition of any new Subsidiary of a Loan Party (other than Excluded Subsidiaries), or after any Excluded Subsidiary ceases to qualify as an Excluded Subsidiary, the applicable Loan Party shall cause such Subsidiary to execute and deliver to the Lender a joinder to this Agreement and any other Loan Documents as the Lender deems appropriate, all in form and substance reasonably acceptable to the Lender whereby such Subsidiary pledges all of its Collateral (other than Excluded Property) as security for the Obligations and becomes a Subsidiary Guarantor hereunder. Upon the formation or the consummation of the acquisition of any Excluded Subsidiary, the applicable Loan Party shall pledge the maximum percentage of the equity interests of such Subsidiary to the Lender that may be pledged without resulting in material adverse tax consequences to such Subsidiary or any Loan

Party, and shall deliver to the Lender all certificates representing any such pledged equity interest issued by such Subsidiary together with undated stock or limited liability company interest powers duly executed in blank.

Section 6.25 Performance by the Lender. If any Loan Party at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of thirty (30) calendar days after the Lender gives the Borrower written notice thereof (or in the case of Section 6.11, immediately upon the occurrence of such failure without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Loan Party (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of Taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements and the endorsement of instruments); and such Loan Party shall thereupon pay to the Lender on demand the amount of all monies expended and all reasonable costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred until paid at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Loan Parties, each Loan Party hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as such Loan Party’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time during a Default Period to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Loan Party any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by such Loan Party under this Section 6.25.

Section 6.26 Financial Covenants.

(a) Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period to be less than 1.20 to 1.00.

(b) Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio as of the last day of any Computation Period to be greater than 1.50 to 1.00.

Article VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a) default in the payment of (i) any scheduled principal when it becomes due and payable and (ii) any scheduled interest when it becomes due and payable and any other Obligation when it becomes due and payable, and, such failure continues for two (2) Business Days;

(b) default in the performance, or breach, of any covenant or agreement of any Loan Party contained in Article VI;

(c) default in the performance or observance of any other agreement or covenant contained in this Agreement or any other Loan Document not specifically referred to elsewhere in this Section 7.1 and such default shall not be cured within a period of thirty (30) days after the earlier of (i) any Loan Party’s knowledge of the occurrence of such default and (ii) receipt by any Loan Party of written notice of such default from the Lender;

(d) a Change of Control shall occur;

(e) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against any Loan Party or any Subsidiary of any Loan Party and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of sixty (60) days, or (ii) by any Loan Party or any Subsidiary of any Loan Party; any Loan Party or any Subsidiary of any Loan Party makes an assignment for the benefit of creditors; any Loan Party or any Subsidiary of any Loan Party voluntarily or involuntarily dissolves or is dissolved (except if a Subsidiary of a Loan Party first transfers all of its assets to a Loan Party), or terminates or is terminated under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; any Loan Party or any Subsidiary of any Loan Party takes any corporate, limited liability company or partnership, as applicable, action to authorize any of the foregoing; or any Loan Party or any Subsidiary of any Loan Party becomes insolvent or is generally unable or admits in writing its inability, to pay its debts as they become due;

(f) any representation or warranty made by any Loan Party in this Agreement, or by the Borrower (or any of its Officers on behalf of the Borrower) in any agreement, certificate, instrument or financial statement or other statement made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect (without duplication as to any materiality modifiers, qualifications or limitations set forth therein) when deemed to be effective;

(g) the rendering against any Loan Party of an arbitration award, final judgment, decree or order (except for awards, judgements, decrees or orders which are being contested by such Loan Party in good faith) for the payment of money, and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of sixty (60) consecutive days without (a) a stay of enforcement, execution or other dismissal thereof or (b) the same being not vacated, discharged, stayed or bonded pending appeal; provided that this Section 7.1(g) shall not apply (i) to any judgment for which such Loan Party is fully insured (except for normal deductibles in connection therewith) and with respect to which the insurer has been notified and is not denying coverage, or (ii) to the extent that the aggregate uninsured amount of all such judgments, awards, decrees and orders does not exceed $500,000;

(h) a default under any bond, debenture, note or other evidence of Indebtedness of any Loan Party owed to any Person other than the Lender in a principal amount in excess of $500,000 (except for defaults that are being contested by such Loan Party in good faith unless the lender of such Indebtedness has accelerated such Indebtedness), and the expiration of the applicable period of grace, if any, specified in such evidence of such Indebtedness, bond, debenture or note; provided that the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness;

(i) any Reportable Event, which would reasonably be expected to constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing for thirty (30) days; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a Loan Party or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or a Loan Party or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which would reasonably be expected, by itself, or in combination with any other such failures, to result in the imposition of a Lien on any Loan Party’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a liability of the Borrower to the Multiemployer Plan under Title IV of ERISA in an amount in excess of $250,000;

(j) except as permitted under any Loan Document, any Security Document shall terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party thereto or shall cease to be effective to give the Lender a valid and perfected security interest in and Lien upon a material portion of the Collateral purported to be covered thereby (except as a result of any action or inaction by the Lender), or any Loan Party shall assert any of the foregoing;

(k) any Loan Party is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(l) any Loan Party enters into a settlement agreement with any Governmental Entity that (i) results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $250,000 or more, or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that this Section 7.1(l) shall not apply to any settlement agreement relating to any proceeding disclosed to the Lender prior to the Closing Date in accordance with Section 6.1(d); or

(m) a notice of Lien, levy or assessment is filed or recorded with respect to all or more than $500,000 of the assets of any Loan Party by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien upon all or more than $500,000 of the Collateral, and (i) such Lien, levy or assessment is not discharged or released or the enforcement thereof is not stayed within sixty (60) days of the notice or attachment thereof, or (ii) if the enforcement thereof is stayed, such stay shall cease to be in effect, provided that this Section 7.1(m) shall not apply to any Liens, levies or assessments which relate to current taxes not yet due and payable.

Section 7.2 Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a) The Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b) The Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c) The Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which each Loan Party hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, each Loan Party will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties hereto;

(e) The Lender may exercise and enforce its rights and remedies under the Loan Documents;

(f) The Lender may without regard to any waste, adequacy of the security or solvency of any Loan Party, apply for the appointment of a receiver of the Collateral, to which appointment such Loan Party hereby consents, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred;

(g) The Lender may, by notice to the Borrower, require the Borrower to cash collateralize each undrawn Letter of Credit, in an amount equal to one hundred five percent (105%) of the face value of such Letter of Credit; and

(h) The Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(e) the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If any purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

Section 7.3 Certain Notices. If notice to any Loan Party of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten (10) days before the date of intended disposition or other action.

Article VIII

MISCELLANEOUS

Section 8.1 No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, the Borrower and any other applicable Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances.

Section 8.3 Notices; Communication of Confidential Information; Requests for Accounting. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by overnight courier of national reputation, (c) transmitted by facsimile, or (d) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, fax number, or e-mail address set forth on Schedule 8.3 or at such other business address, fax number, or e-mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section 8.3. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (i) the date received if personally delivered, (ii) the date delivered if delivered by overnight courier, or (iii) the date of transmission if sent by facsimile or by electronic mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All notices, financial information or other business records sent by either party to this Agreement may be transmitted, sent or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable. All requests for an accounting under Section 9-210 of the UCC (A) shall be made in a writing signed by a Person authorized under Section 2.2(b), (B) shall be personally delivered or sent by overnight courier of national reputation, (C) shall be deemed to be sent when received by the Lender and (D) shall otherwise comply with the requirements of Section 9-210 of the UCC. The Loan Parties request that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding, except to the extent of the Lender’s bad faith, gross negligence or willful misconduct. The Loan Parties shall pay the Lender the maximum amount allowed under Section 9-210 of the UCC for responding to such requests.

Section 8.4 Further Documents. Each Loan Party will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that such Loan Party executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, without duplication (i) all reasonable and documented out-of-pocket expenses incurred by Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of a single outside counsel for Lender, in connection with the preparation, negotiation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents, (ii) all reasonable and documented out-of-pocket expenses incurred by Lender in connection with Lender’s due diligence investigation of the Loan Parties, and (iii) all reasonable documented out-of-pocket expenses incurred by Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of any single outside counsel for Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 8.5, or in connection with the Revolving Note issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring or negotiations in respect thereof; provided that, the sum of (i), (ii) and (iii) shall not exceed $35,000 in the aggregate for amounts incurred through and including the Closing Date. Subject to the foregoing, expenses reimbursable by the Borrower under this Section 8.5, may include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) insurance reviews; provided that the Loan Parties shall not be obligated to pay for more than one insurance review per calendar year except during an Event of Default;

(ii) background checks regarding senior management and/or key investors which are not affiliated with the Loan Parties, as deemed necessary or appropriate in the reasonable discretion of Lender and which are consistent with those obtained by the Lender prior to the Closing Date;

(iii) sums paid or incurred by Lender to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take within any applicable notice and cure period;

(iv) collecting checks and other items of payment; and

(v) examination and inspection of Collateral and disposition thereof in accordance with Section 7.2.

(b) The Loan Parties shall, jointly and severally, indemnify Lender and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including, subject to the last sentence of this paragraph (b), the reasonable and documented out-of-pocket fees, charges and disbursements of any single outside counsel for all Indemnitees, taken together, incurred by or asserted against any Indemnitee arising directly out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated under the Loan Documents or any other transactions contemplated hereby or thereby and liability for Taxes arising in connection with the receipt of such indemnification payments (net of any Tax benefit received by the indemnified party in connection with the event giving rise to the indemnification obligation), (ii) the use of the proceeds of the Revolving Note, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries; (iv) the failure of the Borrower to deliver to Lender the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.9 and (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from: (A) the fraud, bad faith, gross negligence or willful misconduct of such Indemnitee, (B) a breach of any Loan Document by such Indemnitee, or (C) any dispute among or between Indemnitees and not involving any Loan Party or any of their respective Subsidiaries. This Section 8.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. With respect to any such potential litigation indemnified hereunder, the Loan Parties shall only be liable for the reasonable and documents out-of-pocket fees, charges and disbursements of one outside legal counsel.

(c) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby or the use of the proceeds thereof.

(d) All amounts due under this Section 8.5 shall be payable promptly after written demand therefor.

(e) Each party’s obligations under this Section 8.5 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 8.6 Participants. Subject to Section 2.3(f), the Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. Subject to Section 2.3(f), all rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.7 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Documents and any swap agreement shall be deemed not to be a “Loan Document” for purposes of this Section 8.7, upon the occurrence of a Benchmark Transition Event, as applicable, the Lender and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at the time, not less than five Business Days after the Lender has provided notice thereof, which is provided in the applicable amendment implementing such Benchmark Replacement. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 8.7 will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Documents.

(c) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Lender pursuant to this Section 8.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Documents, except, in each case, as expressly required pursuant to this Section 8.7.

(d) Benchmark Unavailability Period. During any Benchmark Unavailability Period or at any time the tenor for the then-current Benchmark is not the Available Tenor, the Base Rate will be the applicable rate until a Benchmark Replacement has replaced the then-current Benchmark pursuant to this Section 8.7, in which case the applicable rate will be the Benchmark Replacement. The Lender shall have no duty to notify the Borrower in advance that the applicable rate is converting to the Base Rate.

(e) For purposes of this Agreement, the following terms have the definitions provided below:

(i) “Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, in each case, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark

Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

(ii) “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated credit facilities.

(iii) “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” or “SOFR Interest Day” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of any “breakage” provisions and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

(iv) “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(A) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(B) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

(v) “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(A) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(B) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(C) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

(vi) “Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and.

(vii) “Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 8.7(e)(vii) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 8.7(e)(vii).

(viii) “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 8.8 Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by .pdf or facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by .pdf or facsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.9 Retention of Borrower’s Records. Except to the extent required by applicable law, the Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than thirty (30) days after receipt by the Lender. If there is a special need to retain specific records, the Borrower must inform the Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within thirty (30) days of the Lender taking control of same.

Section 8.10 Binding Effect; Assignment; Complete Agreement; Sharing Information. The Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. The Lender may assign this Agreement or any Loan Document or any rights and obligation thereunder to any Person without the prior written consent of the Borrower. The Lender shall maintain a register for the recordation of the names and addresses of assignees of the Lender and the principal amounts (and stated interest) of the notes assigned to each assignee in accordance with Treasury Regulation section 5f.103-1(c) such that the obligations under this Agreement will be, at all times, in registered form for U.S. federal tax purposes. The entries in such assignee register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in such register as the assignee of such rights and obligations as assigned pursuant to this Agreement for all purposes of this Agreement notwithstanding any notice to the contrary. Each Loan Party shall have the right to inspect and copy such register, upon reasonable notice to Lender, and to disclose such register to the IRS. To the extent permitted by law, each Loan Party waives and will not assert against any assignee any claims, defenses or setoffs which such Loan Party could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. The Lender agrees to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document as confidential, except that such information may be disclosed (i) with the Borrower’s prior written consent, (ii) to any Affiliate of the Lender and each Director, officer, employee, agent, trustee, representative, attorney, accountant, consultant and other advisor of the Lender or Affiliate of the Lender that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes publicly available other than as a result of a breach of this Section 8.10 or any other confidentiality obligation, (iv) to the extent disclosure is required by applicable requirements of law or other legal process or requested or demanded by any applicable governmental authority, (v) to current or prospective assignees or participants to the extent such assignees or participants agree to be bound by provisions substantially similar to the provisions of this Section 8.10 (and such Person may disclose information in accordance with clause (ii) above), and (vi) as may be reasonably necessary in order to facilitate the exercise or enforcement of any right or remedy under any Loan Document.

Section 8.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City and County of Denver, Colorado; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE BORROWER AND THE LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:

GAIA, INC.,
a Colorado corporation

By: /s/ Paul Tarell
Name: Paul Tarell
Title: Chief Financial Officer

SUBSIDIARY GUARANTORS:

GAIA INTERNATIONAL, INC.,
a Colorado corporation

By: /s/ Paul Tarell
Name: Paul Tarell
Title: Secretary

[Credit And Security Agreement – Signature Page]

GAIA STUDIOS, INC.,
a Colorado corporation

By: /s/ Paul Tarell
Name: Paul Tarell
Title: Secretary

TELOMERON, LLC,
a Colorado limited liability company

By: /s/ Paul Tarell
Name: Paul Tarell
Title: Secretary

SAGES HOLDING, INC.,
a Pennsylvania corporation

By: /s/ Paul Tarell
Name: Paul Tarell
Title: Secretary

YOGA INTERNATIONAL, LLC
a Pennsylvania limited liability company

By: /s/ Paul Tarell
Name: Paul Tarell
Title: Secretary

[Credit And Security Agreement – Signature Page]

LENDER:

KEYBANK NATIONAL ASSOCIATION

By: /s/ Ryan M. Theret
Name: Ryan M. Theret
Title: Senior Vice President

Exhibit A to Credit and Security Agreement

FORM OF

REVOLVING NOTE

Up to $10,000,000 August 25, 2022

For value received, the undersigned, GAIA, INC, a Colorado corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to KEYBANK NATIONAL ASSOCIATION, a national banking association (the “Lender”), at its office in Denver, Colorado, or at any other place designated in writing at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of TEN MILLION DOLLARS AND 0/100 ($10,000,000), or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrower and which remain outstanding under the Credit Agreement (defined below), together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note (this “Note”) is fully paid (other than contingent obligations to the extent no claim giving rise thereto has been asserted) at the rate from time to time in effect under the Credit and Security Agreement, dated as of the date hereof (as the same may hereafter be amended, supplemented, modified or restated from time to time in accordance with the terms thereof, the “Credit Agreement”), by and among the Borrower, the Subsidiary Guarantors from time to time party thereto, and the Lender. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof under certain specified conditions. This Note is the Revolving Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, assignments or other instruments or agreements.

The Borrower shall pay all reasonable costs of collection, including reasonable and documented out-of-pocket attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-1

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

BORROWER:

GAIA, INC., a Colorado corporation

By:
Name:
Title: